UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.             )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Alliance HealthCare Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ALLIANCE HEALTHCARE SERVICES, INC.

100 Bayview Circle, Suite 400

Newport Beach, CA 92660

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 28, 2013

Dear Stockholders:

On May 28, 2013, Alliance HealthCare Services, Inc. will hold its Annual Meeting of Stockholders (the “Annual Meeting”) at its corporate headquarters located at 100 Bayview Circle, Suite 400, Newport Beach, California 92660. The meeting will begin at 9:00 a.m. Pacific time.

Only record holders of shares of our common stock at the close of business on April 8, 2013, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the Annual Meeting. The purposes of the meeting are:

1.	To elect Scott A. Bartos, Aaron A. Bendikson and Edward L. Samek to serve as Class III directors to hold office for a three-year term expiring at the 2016 annual meeting of stockholders or until their respective successors are elected and qualified; and

2.	To act upon any other matter properly brought before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSALS OUTLINED IN THIS PROXY STATEMENT.

This year we have determined to take advantage of a Securities and Exchange Commission rule that permits us to furnish proxy materials to our stockholders via the Internet. As a result, we are mailing a short Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our stockholders instead of a paper copy of our full proxy materials. The Notice contains instructions on how to cast your vote online and how to access our proxy materials, including the Notice of Annual Meeting, Proxy Statement, 2012 Annual Report and a proxy card or voting instruction form. The Notice also contains instructions on how to request a paper copy of our proxy materials. All stockholders who do not receive the Notice will receive a paper copy of the proxy materials. If you receive a paper copy of our proxy materials, you may cast your vote by completing the enclosed proxy card and returning it in the enclosed self-addressed, postage-paid envelope, or by utilizing the telephone or Internet voting mechanisms noted on the proxy card.

Sincerely,
Larry C. Buckelew Chairman of the Board and Interim Chief Executive Officer

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 28, 2013:

Alliance’s 2013 proxy statement and 2012 annual report to stockholders are available at www.AllianceHealthCareServicesAnnualMeetingMaterials.com

and http://phx.corporate-ir.net/phoenix.zhtml?c=129994&p=proxy

Newport Beach, California

April 18, 2013

2013 Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

• Date and Time:	May 28, 2013, 9:00 a.m. Pacific time

• Place:	Corporate Headquarters
Alliance HealthCare Services, Inc.
100 Bayview Circle, Suite 400
Newport Beach, California 92660

• Record Date:	April 8, 2013

• Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Meeting Agenda

•

To elect Scott A. Bartos, Aaron A. Bendikson and Edward L. Samek to serve as Class III directors and to hold office for a three-year term expiring at the 2016 annual meeting of stockholders or until their respective successors are elected and qualified; and

•	To act upon any other matter properly brought before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Director Nominees

The following table provides summary information about each of our three director nominees. Each director nominee is elected for a three-year term by a plurality of votes cast.

Name	Age	Director Since	Occupation	Independent	Committee Memberships
Scott A. Bartos	49	December 2012	Healthcare Director and Advisor	Yes	Audit Compensation

Aaron A. Bendikson	39	May 2008	Managing Director at Oaktree Capital Management, L.P.	Yes	Compensation (Chair) Nominating & Corp. Governance

Edward L. Samek	76	October 2001	Independent Consultant and Investor	Yes	Audit Compensation Nominating & Corp Governance (Chair)

Because our stockholders voted at the 2011 Annual Meeting to hold future advisory votes on the compensation of our named executive officers every three years as recommended by our Board of Directors, there will be no say-on-pay vote at the 2013 Annual Meeting. We expect to hold our next say-on-pay vote at our 2014 annual meeting of stockholders.

ALLIANCE HEALTHCARE SERVICES, INC.

100 Bayview Circle, Suite 400

Newport Beach, CA 92660

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 28, 2013

QUESTIONS AND ANSWERS

1. Q:	Who is soliciting my vote?

A:	This proxy statement is solicited on behalf of the Board of Directors of Alliance HealthCare Services, Inc. (“Alliance,” “we” or “our”) for use at our Annual Meeting of Stockholders to be held May 28, 2013 (the “Annual Meeting”), at 9 A.M. local time, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders and any business properly brought before the Annual Meeting.

2. Q:	When and how was this proxy statement mailed to stockholders?

A:	This year we have elected to take advantage of a Securities and Exchange Commission, or SEC, rule that permits us to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to certain of our stockholders of record, and we are sending a paper copy of the proxy materials and proxy card to other stockholders of record who we believe would prefer receiving such materials in paper form. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. We intend to make this proxy statement available on the Internet and to mail the Notice, or to mail the proxy statement and proxy card, as applicable, on or about April 18, 2013 to all stockholders entitled to notice of and to vote at the Annual Meeting.

3. Q:	What may I vote on?

A:	You may vote on Proposal 1 to elect Scott A. Bartos, Aaron A. Bendikson and Edward L. Samek to serve as Class III directors and to hold office for a three-year term expiring at the 2016 annual meeting of stockholders or until their respective successors are elected and qualified.

4. Q:	How does the Board of Directors recommend I vote on the proposals?

A:	The Board of Directors recommends a vote FOR each of the director nominees listed in Proposal 1.

5. Q:	Who is entitled to vote?

A:	Record holders of our common stock, par value $0.01 per share (the “Common Stock”), as of the close of business on April 8, 2013 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the Record Date, 10,619,809 shares of Common Stock were outstanding. The shares of Common Stock in our treasury on that date, if any, will not be voted. Each holder of record of Common Stock on the Record Date will be entitled to one vote for each share on all matters to be voted on at the Annual Meeting.

6. Q:	How do I vote?

A:	You may vote by attending the Annual Meeting and voting in person or you may vote by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy and (2) for shares held as a record holder and shares held in “street name.”

If you hold your shares of Common Stock as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. You may request paper copies of the proxy statement and proxy card by following the instructions on the Notice. If you hold your shares of Common Stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card, or by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage-paid envelope provided to you.

If you hold your shares of Common Stock in street name, you will receive a Notice from your broker, bank, trust or other nominee that includes instructions on how to vote your shares. Your broker, bank, trust or other nominee may allow you to deliver your voting instructions over the Internet and may also permit you to submit your voting instructions by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the Notice provided by your broker, bank, trust or other nominee.

Stockholders who submit a proxy through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by the stockholder. Stockholders who submit a proxy by Internet or telephone need not return a proxy card or the form forwarded by your broker, bank, trust or other holder of record by mail.

All shares entitled to vote and represented by properly submitted proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If you return your signed proxy card but do not mark the boxes showing how you wish to vote for any or all of the proposals, your shares will be voted FOR all of the unmarked proposals.

7. Q:	How do I revoke my proxy?

A:	You have the right to revoke your proxy at any time before the Annual Meeting by:

(1)	sending a written notice of revocation to our Secretary, Richard W. Johns, at the address shown above;

(2)	attending the Annual Meeting and voting in person; or

(3)	returning a later-dated proxy card.

If you would like to obtain directions to our corporate headquarters to attend the Annual Meeting and vote in person, please contact our Secretary at the address shown above.

8. Q:	Who will count the votes?

A:	Our Secretary will count the votes and act as the inspector of election. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes (described below).

9. Q:	How many votes are needed for a quorum and to approve each of the proposals?

A:	The holders of a majority of the shares of our Common Stock outstanding on the Record Date, represented in person or by proxy, constitute a quorum for the transaction of business. The election of each director nominee must be approved by a plurality of the votes cast by stockholders represented at the meeting in person or by proxy.

10. Q:	What effect will broker non-votes and abstentions have?

A:	A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner as to how to vote such shares. This year the proposal being voted on—Proposal 1 for the election of directors—is non-routine and your broker or other nominee does not have discretionary authority to vote. As a result, shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum, but will not be considered votes cast on the proposal in question.

Abstentions also count toward establishing a quorum. However, abstentions will not be counted in determining which director nominees receive the largest number of votes cast.

11. Q:	How will voting on any other business be conducted?

A:	We do not know of any business to be considered at the 2013 Annual Meeting other than the proposals described in this proxy statement. If any other business is properly presented at the Annual Meeting in accordance with our Amended and Restated Bylaws (which we refer to as our bylaws), your signed proxy card gives authority to Howard K. Aihara and Richard W. Johns to vote on such matters at their discretion.

12. Q:	Do stockholders have dissenters’ or appraisal rights?

A:	Our stockholders do not have dissenters’ or appraisal rights under Delaware law or under our certificate of incorporation or bylaws in connection with any proposal to be presented at the Annual Meeting.

13. Q:	Who is our largest principal stockholder?

A:	As of April 8, 2013, OCM Principal Opportunities Fund IV, L.P., an affiliate of Oaktree Capital Management L.P., which we refer to as Oaktree, beneficially owned 4,980,523 shares of our Common Stock (46.9% of the voting shares), and MTS Health Investors II, L.P., an affiliate of MTS Health Investors, LLC, which we refer to as MTS, beneficially owned 457,422 shares of our Common Stock (4.3% of the voting shares). Oaktree and MTS have advised us that they intend to vote these shares of Common Stock in favor of the election of the director nominees named in Proposal 1.

14. Q:	Where can I find Alliance’s financial information?

A:	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 contains our consolidated financial statements and related information and is enclosed with this proxy statement. The Annual Report is not incorporated by reference into this proxy statement and is not deemed to be a part of this proxy statement.

15. Q:	When are stockholder proposals for the 2014 annual meeting due?

A:	In general, stockholders who, in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2014 Annual Meeting must submit their proposals to our Secretary on or before February 27, 2014.

In accordance with our bylaws, to be properly brought before the 2014 Annual Meeting, a stockholder’s notice of the nominee or the matter the stockholder wishes to present must be delivered to our Corporate Secretary at the address provided below no earlier than January 28, 2014 and no later than February 27, 2014. All stockholders must also comply with the applicable requirements of the Securities Exchange Act of 1934, as amended. Your submission must contain the specific information required in our bylaws. If you would like a copy of our bylaws, please write to our Secretary at Alliance HealthCare Services, Inc., 100 Bayview Circle, Suite 400, Newport Beach, CA 92660.

16. Q:	How will we solicit proxies, and who will pay for the cost of the solicitation?

A:

Our Board of Directors is soliciting proxies for the Annual Meeting principally by mailing these proxy materials to our stockholders. We will bear the entire cost of soliciting proxies from our stockholders, including the expense of preparing and mailing the Notice and the proxy materials for the Annual Meeting. We will reimburse brokers and other custodians, nominees and fiduciaries for forwarding proxy and solicitation material to owners of our stock in accordance with applicable rules. Our officers, directors and employees may undertake solicitation activities without any compensation specifically for those duties.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors, which we sometimes refer to as the Board, is divided into three classes, with each director serving a three-year term and one class of directors being elected at each year’s annual meeting of stockholders. At each annual meeting, nominees are elected as directors to a class with a term of office that expires at the annual meeting held three years after the year of the nominee’s election, and until their successors are elected and qualified. The term of office of the three incumbent Class III directors expires at the 2013 Annual Meeting. The Board has nominated incumbent directors Scott A. Bartos, Aaron A. Bendikson and Edward L. Samek for election to three-year terms of office that will expire at the Annual Meeting to be held in 2016 or until their respective successors are elected and qualified.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE THREE NOMINEES FOR DIRECTOR.

Below is information about the Class III nominees and our other current directors, including their principal occupations, business experience, directorships in other public companies and information about their specific experience, qualifications, attributes or skills that led to the conclusion that they should serve as directors in light of our structure and business. If for any reason any of the nominees should be unavailable to serve, proxies solicited by this proxy statement may be voted for a substitute as well as for the other nominee. The Board, however, expects each of the nominees to be available to serve if elected. There are no family relationships among any of our directors or executive officers.

Nominees and Other Members of the Board of Directors

Name	Position	Age	Class	Director Since	Term Expires
Larry C. Buckelew	Chairman of the Board Interim Chief Executive Officer	59	II	2009	2015
Scott A. Bartos	Director	49	III	2012	2013
Aaron A. Bendikson	Director	39	III	2008	2013
Neil F. Dimick	Director	63	I	2002	2014
Michael P. Harmon	Director	44	II	2007	2015
Curtis S. Lane	Director	55	I	2007	2014
Edward L. Samek	Director	76	III	2001	2013
Paul S. Viviano	Director	60	I	2003	2014

Incumbent Class III Directors serving for a term expiring in 2013

SCOTT A. BARTOS

Mr. Bartos currently serves as chairman of the board of Home Dialysis Plus, and is a corporate director of Diabetes America, a leading provider of healthcare services focused on the treatment of diabetes. Mr. Bartos also serves as an advisor to EDG Partners, LLC, a private equity firm focused on the healthcare sector, regarding portfolio companies and investment opportunities. Mr. Bartos previously served as president, chief executive officer, and director of LaVie Care Centers, a national long-term care company with revenues exceeding $1 billion annually, from July 2009 through the sale of the company in December 2011. Prior to joining LaVie, Mr. Bartos served as president and chief operating officer-east of Gambro Healthcare, Inc., and served in executive and management positions with companies such as Endoscopy Specialists, Inc., a company he founded and led through a merger and eventual public listing, U.S. Surgical Corporation, and PepsiCo, Inc. In determining that Mr. Bartos should continue to serve as a director, the Board noted that Mr. Bartos’ background and experience is called upon in considering all significant aspects of our business and operations, particularly with respect to matters of business strategy, and that Mr. Bartos has substantial experience as a healthcare executive and director and is very knowledgeable regarding our industry, business and operations. Mr. Bartos currently serves as a member of our Audit Committee and Compensation Committee

AARON A. BENDIKSON

Mr. Bendikson is a Managing Director at Oaktree Capital Management, L.P. where he focuses on executing and sourcing leveraged/management buyouts, expansion capital investments and corporate restructurings. He dedicates a significant portion of his time to the healthcare and industrial sectors. Mr. Bendikson currently serves as a director of Tekni-Plex, Inc., Mark IV Industries and Accordion Reinsurance. Prior to joining Oaktree in 2005, Mr. Bendikson served as a Principal with Soros Fund Management’s private equity affiliate. Before joining Soros in 1999, Mr. Bendikson was an investment banker within J.P. Morgan & Co.’s Mergers & Acquisitions department. He received an M.B.A. from Harvard Business School and a B.A. degree cum laude in Economics and History from the University of California at Los Angeles, where he was elected to Phi Beta Kappa. In determining that Mr. Bendikson should continue to serve as a director, the Board noted that Mr. Bendikson’s substantial private equity and banking experience is called upon to assist us in our ongoing operations, particularly with respect to our debt structure and insurance programs, and that Mr. Bendikson also has significant background and experience in the healthcare services industry. Mr. Bendikson’s experience and background provides him with a firm understanding of our industry, business and operations. Mr. Bendikson currently serves as the Chairman of our Compensation Committee and as a member of our Nominating and Corporate Governance Committee. Pursuant to a Governance and Standstill Agreement, Oaktree and MTS currently collectively have the right to designate three persons to our Board, and Mr. Bendikson is one of those designees.

EDWARD L. SAMEK

Mr. Samek served as vice chairman of MedQuist, Inc. from 1998 to 2000 and as chairman and chief executive officer of The MRC Group and its predecessor companies from 1982 to 1998 when it was acquired by MedQuist. Previously he served as President of Hudson Pharmaceutical Corporation and Childcraft Education Corp. He has also held executive and management positions with Procter & Gamble, Johnson & Johnson and Avon Products, Inc. Currently an independent consultant and investor, Mr. Samek serves as a director of the Jackson Laboratory and Water Jel. Mr. Samek has extensive background and experience in the healthcare services industry and broad experience on the boards of several healthcare companies. In addition, he is our longest serving director, having joined the Board in 2001. In determining that Mr. Samek should continue to serve as a director, the Board noted that Mr. Samek’s background and experience is called upon in considering all significant aspects of our business and operations, particularly with respect to matters of business strategy, and that Mr. Samek has substantial experience concerning our development and is very knowledgeable regarding our industry, business and operations. Mr. Samek currently serves as the Chairman of our Nominating and Corporate Governance Committee and as a member of our Audit Committee and Compensation Committee.

Incumbent Class I Directors serving for a term expiring in 2014

NEIL F. DIMICK

Mr. Dimick is a healthcare consultant and private investor. He served as executive vice president and chief financial officer of AmerisourceBergen Corporation from August 2001 through April 2002. From 1992 through August 2001 he served as senior executive vice president and chief financial officer of Bergen Brunswig Corporation. Mr. Dimick began his career as a corporate auditor with Deloitte & Touche where he held the position of partner for eight years. Mr. Dimick is also a director of WebMD Corporation, Resources Connection, Inc., Thoratec Corporation and Mylan Laboratories, Inc. Mr. Dimick has substantial experience in the healthcare services industry and is an “audit committee financial expert,” serving as a director and member of the audit committee of several publicly traded healthcare companies. This experience along with his chief financial officer and public accounting background is often called upon, particularly in connection with accounting and finance-related issues. Mr. Dimick has served as a member of our Board for more than eight years, providing him with significant background and experience concerning Alliance and its development. The Board concluded that Mr. Dimick should continue to serve as a director because he is very knowledgeable about our industry, business and operations due to his extensive work experience in the healthcare services industry and his long tenure as a member of the Board. Mr. Dimick currently serves as the Chairman of our Audit Committee and as a member of our Strategic Planning and Finance Committee and Nominating and Corporate Governance Committee.

CURTIS S. LANE

Mr. Lane founded MTS Health Investors, LLC in March 2000. Prior to MTS, Mr. Lane was a partner at Evercore Partners. From 1985 to 1998, he was a Senior Managing Director at Bear Stearns & Co. Inc., responsible for healthcare investment banking. He presently serves as a director of Proven Pharmaceuticals, LLC, Surgical Care Affiliates, LLC, and Loving Care Agency. Mr. Lane has substantial experience in the private equity and banking industry as well as broad experience in the healthcare services industry. Through MTS, he has worked with Oaktree in analyzing and participating in numerous healthcare services transactions. He serves on the boards of several healthcare services companies and nonprofit healthcare institutions. In determining that Mr. Lane should continue to serve as a director, the Board noted that his background and experience assists us in considering all significant aspects of our business and operations and that Mr. Lane is very knowledgeable about our industry, business and operations. Mr. Lane currently serves as a member of our Nominating and Corporate Governance Committee and Compensation Committee. Pursuant to a Governance and Standstill Agreement, Oaktree and MTS currently collectively have the right to designate three persons to our Board, and Mr. Lane is one of those designees.

PAUL S. VIVIANO

Mr. Viviano is the Chief Executive Officer of UC San Diego Health System and the Associate Vice Chancellor of UC San Diego Health Sciences, having served in that capacity since June 2012. Previously, he served as Chairman of the Board and Chief Executive Officer of Alliance HealthCare Services from 2003 to June 2012, providing him extensive experience with our industry, business, operations and development. Prior to his role at Alliance, he was President and Chief Executive Officer of USC University Hospital and USC/Norris Comprehensive Cancer Center. USC University Hospital is a private research and teaching hospital staffed by 400 full-time faculty members of USC’s renowned Keck School of Medicine. The USC/Norris Comprehensive Cancer Hospital is a research and patient care hospital that serves as a major regional and national resource for cancer research, treatment, prevention and education. For 14 years prior to his executive roles with USC, he was a member of the St. Joseph Health System from 1987 to 2000 and served as its Executive Vice President and Chief Operating Officer from 1995 to 2000. The St. Joseph Health System is a 14-hospital non-profit organization with revenues of $2.1 billion and hospitals in California and Texas. From 1994 to 1995, Mr. Viviano was the Southern California President, Regional President, as well as the President and Chief Executive Officer of St. Joseph Hospital—Orange; from 1992 to 1994 he served as the Chief Executive Officer for St. Jude Hospital. Mr. Viviano holds a master’s degree in Public Administration-Public Health, from the University of California, Los Angeles. Given the importance of hospital service business models to our operations and planning, and Mr. Viviano’s substantial experience with Alliance and the hospital industry, the Board determined that Mr. Viviano is well-suited to be a director. Mr. Viviano currently serves as a member of our Strategic Planning and Finance Committee.

Class II Director Nominees serving for a term expiring in 2015

LARRY C. BUCKELEW

Mr. Buckelew was elected by the Board to serve as our Chairman of the Board of Directors, and Interim Chief Executive Officer effective June 1, 2012. Prior to his election into these new responsibilities, he served as a Corporate Director for Alliance since May of 2009 and was a member of both the Audit and Compensation

Committees. Prior to joining Alliance’s Board in 2009, Mr. Buckelew served as president and chief executive officer of Gambro Healthcare, Inc. from November 2000 through October 2005. From April 2000 to November 2000, he served as president of Gambro Healthcare/USA. Mr. Buckelew began his career with American Hospital Supply Corporation (AHSC) in 1975 and served as an executive with AHSC and later Baxter International, Inc. following their merger in November 1985. He has also held executive and management positions with Sunrise Medical, Inc., Teleflex, Inc. and Surgical Services, Inc. Mr. Buckelew currently serves as a director of Welch Allyn Medical. In determining that Mr. Buckelew should continue to serve as a director, the Board noted that Mr. Buckelew has substantial experience in the healthcare services and products industry, having served in executive positions with several large healthcare services providers and medical products companies throughout most of his career, that he has relevant board experience with other healthcare companies and that his background and experience provide him with a firm understanding of our industry, business and operations. In addition to his services as our Chairman of the Board, Mr. Buckelew currently serves as a member of our Strategic Planning and Finance Committee.

MICHAEL P. HARMON

Mr. Harmon is a Managing Director with the Principal Group of Oaktree Capital Management L.P., a registered investment advisor and affiliate of Oaktree Group, where he has been responsible for sourcing, evaluating and managing private equity investments since 1997. Prior to this, Mr. Harmon held positions in the Corporate Recovery Consulting group of Price Waterhouse and the Distressed Credits group at Society Corporation. Mr. Harmon currently serves as a director of AloStar Bancorp, American West Bank, First BanCorp, First Bank of Puerto Rico, Loving Care Agency, Osmose Holdings, Senior Home Care, Inc., SKBHC Holdings and Starbuck Bancorp. Mr. Harmon was instrumental in evaluating and overseeing Oaktree’s decision to invest in Alliance in 2007. In determining that Mr. Harmon should continue to serve as a director, the Board noted that he has substantial experience in the healthcare services industry, serving on the boards of several healthcare services companies, that he also has significant experience in the private equity industry, and that Mr. Harmon’s broad healthcare and business experience assists us in considering all significant aspects of our business and operations. Mr. Harmon currently serves as a member of our Strategic Planning and Finance Committee. Pursuant to a Governance and Standstill Agreement, Oaktree and MTS currently collectively have the right to designate three persons to our Board, and Mr. Harmon is one of those designees.

Corporate Governance

Alliance’s business is managed under the direction of our Board, which selects our officers, delegates responsibilities for the conduct of our operations to those officers and monitors their performance. Our non-management directors meet regularly in executive session without the presence of our management. The position of presiding director of these executive sessions is selected by a majority of the non-management directors present.

Board Leadership Structure

Mr. Buckelew currently serves as the Chairman of the Board and as Interim Chief Executive Officer. The Board has determined that our current leadership structure is appropriate given Mr. Buckelew’s experience as a healthcare executive, his keen understanding of our operations and his director experience at Alliance. We believe that having Mr. Buckelew serve in the combined roles enhances the efficiency of the Board with respect to the development of agendas and the conduct of meetings. Combining the roles of the Chairman of the Board and Chief Executive Officer is additionally appropriate given the stockholder composition of Alliance. In particular, our Board includes three members designated by Oaktree and MTS, which collectively own approximately 51.2% of our outstanding common stock. As a result, Mr. Buckelew’s authority is balanced by the strong presence of the Oaktree/MTS Board designees, Messrs. Bendikson, Harmon and Lane, whose interests are aligned with those of our stockholders as representatives of our major stockholder. Furthermore, five of our eight directors are independent and contribute independent oversight to the Board. We do not have a formally designated “lead director,” although in practice certain directors do from time to time assume a lead director role depending on the matter being considered by the Board.

Board Independence

Our Board has reviewed the independence of the members of our Board, in accordance with the guidelines set out in our Corporate Governance Guidelines (available at http://investors.alliancehealthcareservices-us.com/phoenix.zhtml?c=129994&p=irol-govhighlights) and applicable rules of The NASDAQ Stock Market LLC, or NASDAQ. As a result of the review, the Board has determined that each of Messrs. Bartos, Bendikson, Dimick, Lane and Samek qualifies as an independent director in accordance with NASDAQ rules. In making its independence determinations, the Board considered the following:

•	Oaktree beneficially owns 4,980,523 shares of our Common Stock. Mr. Bendikson is a senior vice president of Oaktree Capital Management, L.P.

•	MTS beneficially owns 457,422 shares of our Common Stock. Mr. Lane is a member of MTS Health Investors, LLC

•

Oaktree and MTS and their affiliates acquired 49% of our outstanding shares of Common Stock from Viewer Holdings LLC, an affiliate of Kohlberg, Kravis & Roberts & Co., L.P. (also referred to as KKR), on April 16, 2007, which we refer to as the KKR share purchase. The aggregate purchase price of approximately $153 million consisted of funds under management of Oaktree and MTS. In 2010, Oaktree and MTS purchased an additional 2,481,106 and 207,106 shares, respectively, of our Common Stock on the open market, which we refer to as the 2010 share purchases. As a result of the KKR share purchase and the 2010 share purchases, Oaktree and MTS beneficially owned an aggregate of approximately 51.2% of our outstanding shares of Common Stock as of April 8, 2013. In connection with the KKR share purchase, Oaktree and MTS obtained various management rights and rights to designate persons to our Board and committees of our Board under a Governance and Standstill Agreement that they entered into in connection with the KKR share purchase. They were also assigned registration rights under a registration rights agreement.

The Board further considered that under applicable NASDAQ rules, (i) the concern is independence from management, and ownership of even a significant amount of stock, by itself, is not a bar to an independence finding; (ii) Oaktree is comprised of eight principals and approximately 600 staff members with headquarters in Los Angeles and offices in 13 cities worldwide; and (iii) principals of MTS have been responsible for over 200 financing transactions and M&A and advisory assignments with an aggregate value of over $52 billion dollars, and MTS’s investment in Alliance was an ordinary course investment for MTS which represents only 4.3% of our outstanding shares of Common Stock. Accordingly, the Board determined that none of the above relationships with Alliance would impair the independence of either of Messrs. Bendikson or Lane.

Board and Committee Meetings

Our Board meets four times a year in regularly scheduled meetings. It may meet more often if necessary. The Board held fourteen meetings in the fiscal year ended December 31, 2012, referred to as fiscal 2012. During fiscal 2012, all directors other than Mr. Lane attended 75% or more of the total of (a) all meetings of the Board and (b) all meetings of committees of the Board on which such directors served. In addition to the formal meetings noted above, the Board and the committees of the Board are consulted frequently and sometimes act by written consent taken without a meeting. Our directors are invited to attend our 2013 Annual Meeting. Mr. Viviano, who served as Alliance’s Chairman at the time, attended and presided over our 2012 Annual Meeting.

Executive management, in consultation with the Board, usually determines the agenda for the meetings. Board members receive the agenda and supporting information in advance of the meetings. Board members may raise other matters at the meetings. The chief executive officer, chief operating officer, chief financial officer, general counsel and other selected members of senior management make presentations to the Board at the meetings, and a substantial portion of the meeting time is devoted to the Board’s discussion of these presentations. Significant matters that require Board approval are voted on at the meetings. Board members have complete access to senior management.

Our Board currently has four committees: the Nominating and Corporate Governance Committee, the Strategic Planning and Finance Committee, the Compensation Committee and the Audit Committee. A current copy of the charter for each committee is available at http://investors.alliancehealthcareservices-us.com/phoenix.zhtml?c=129994&p=irol-govhighlights.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for the identification of qualified candidates to become Board and Board committee members; the selection of nominees for election as directors at annual stockholders meetings; the selection of candidates to fill Board vacancies; the development and recommendation to the Board of our Corporate Governance Guidelines; and oversight of the evaluation of the Board and management. The Nominating and Corporate Governance Committee’s current members are Messrs. Samek (Chairman), Dimick, Lane and Bendikson, each of whom served on the committee during 2012. The Nominating and Corporate Governance Committee was formed in April 2007 and met one time in fiscal 2012.

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current Board members), the Nominating and Corporate Governance Committee, in recommending candidates for election or appointment, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, take into account many factors, including the ability to make analytical inquiries, representation of significant stockholders, general understanding of marketing, finance, and other elements relevant to the success of a publicly traded company in today’s business environment, experience in our industry and with relevant social policy concerns, understanding of our business on a technical level, maintaining a diversity of viewpoints among Board members, other board service and educational and professional background. Each candidate nominee must also possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. The Nominating and Corporate Governance Committee specifically takes into account the importance of diversity of background and perspective among Board members. This is reflected in the diverse business and personal experience of Alliance’s directors as described in more detail above. The Nominating and Corporate Governance Committee assesses the effectiveness of its approach toward maintaining and encouraging diversity on the Board through the annual Board self-assessment as well as on-going feedback from Board members on an informal basis. We do not have a formal diversity policy pertaining to the selection of directors.

Stockholders may nominate candidates for election to our Board in accordance with our bylaws, a copy of which can be obtained by writing to our Secretary at Alliance HealthCare Services, Inc., 100 Bayview Circle, Suite 400, Newport Beach, CA 92660. In general, those nominations must be received in writing by our Secretary not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting, as set forth in our bylaws. The nomination must be accompanied by the name and address of the nominating stockholder and must state the number and class of shares held. It must include information regarding each nominee that would be required to be included in a proxy statement. The Nominating and Corporate Governance Committee will give appropriate consideration to candidates for Board membership recommended by stockholders, and will evaluate those candidates in the same manner as other candidates identified by the Nominating and Corporate Governance Committee.

Strategic Planning and Finance Committee

The Strategic Planning and Finance Committee is responsible for providing assistance to the Board in its oversight of our financial affairs, capital expenditure policy, investment policy, insurance programs and capital structure. The Strategic Planning and Finance Committee’s current members are Messrs. Buckelew (Chairman), Dimick, Harmon and Viviano, each of whom served as members of the committee during 2012. The Strategic Planning and Finance Committee was formed in 2012 as a replacement for the previously constituted Finance Committee and held one meeting in fiscal 2012.

Compensation Committee

The Compensation Committee is responsible for discharging the Board’s responsibilities relating to compensation of our executives, including by designing (in consultation with management or the Board), recommending to the Board for approval and evaluating our compensation plans, policies and programs. As part of these responsibilities, the Compensation Committee determines (subject to Board approval in the case of non-CEO compensation) executive base compensation and incentive compensation and approves the terms of stock option and restricted stock grants pursuant to our equity plan. The Compensation Committee is also responsible for producing an annual report on executive compensation for inclusion in our proxy materials. Under its charter, the Compensation Committee is entitled to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, except that it is not permitted to delegate its responsibilities with respect to determination of the Chief Executive Officer’s compensation; evaluation of the Chief Executive Officer’s performance; review of compensation, employment and severance agreements for all other executive officers; review of incentive-compensation and equity-based plans; compensation matters intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to as the Code; or compensation matters intended to be exempt from Section 16(b) under the Securities Exchange Act of 1934, as amended, pursuant to Rule 16b-3 under that Act. The Compensation Committee’s current members are Messrs. Bendikson (Chairman), Bartos, Lane and Samek. Mr. Buckelew also served on the committee until his appointment as Chairman of the Board and Interim Chief Executive Officer on June 1, 2012. During fiscal 2012, the Compensation Committee held six meetings.

As described in the Compensation Discussion and Analysis, the Compensation Committee has directly engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”), a nationally recognized consulting firm dedicated to assisting clients with compensation plan design for executives, key employees and boards of directors, to work with the Compensation Committee to assist it in the determination of the key elements of our compensation programs. F.W. Cook does not provide any other services to us.

After review and consultation with F.W. Cook, the Compensation Committee has determined that there is no conflict of interest resulting from retaining F.W. Cook currently or during the year ended December 31, 2012. In reaching these conclusions, the Compensation Committee considered the factors set forth in applicable SEC and NASDAQ rules.

Audit Committee

The Audit Committee, which is solely responsible for appointing our independent registered public accounting firm, is also responsible for assisting our Board with its oversight responsibilities regarding: the integrity of our financial statements; our compliance with legal and regulatory requirements; our independent registered public accounting firm’s qualifications and independence; and the performance of our internal audit function and independent registered public accounting firm. The current members of the Audit Committee are Messrs. Dimick (Chairman), Bartos and Samek, each of whom served on the committee throughout 2012, with the exception of Mr. Bartos who joined in December 2012. Mr. Buckelew served as a member of the Audit Committee until his appointment as Chairman of the Board and Interim Chief Executive Officer on June 1, 2012. Our Board has determined that each current member of the Audit Committee meets the NASDAQ composition requirements, including the requirements regarding financial literacy and financial sophistication, and the Board has determined that each member is independent under NASDAQ listing standards and the rules of the SEC regarding audit committee membership. Our Board has also determined that Mr. Dimick is an “audit committee financial expert” within the meaning of SEC rules.

Our Corporate Governance Guidelines provide that the members of the Audit Committee may not serve on the audit committee of more than two other public companies at the same time as they are serving on our Audit Committee unless our Board determines that such simultaneous service would not impair the ability of such member to effectively serve on our Audit Committee. Mr. Dimick currently serves on the audit committees of four public companies, in addition to our Audit Committee. In light of Mr. Dimick’s other commitments, our Board has concluded that his service on those four audit committees would not impair his ability to effectively serve on our Audit Committee. During fiscal 2012, the Audit Committee held seven meetings. For additional information concerning the Audit Committee, see “Report of the Audit Committee of the Board of Directors.”

Stockholders and other parties interested in communicating directly with our Audit Committee, our independent directors as a group, our non-management directors as a group or our presiding director of the executive sessions of the non-management directors may do so by writing to our Secretary at Alliance HealthCare Services, Inc. 100 Bayview Circle, Suite 400, Newport Beach, CA 92660. Our Secretary will review all such correspondence and forward to the Board a summary of that correspondence and copies of any correspondence that, in his opinion, deals with the functions of the Board or its committees or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by Alliance that is addressed to members of the Board and request copies of any such correspondence. Any concerns relating to accounting, internal controls or auditing matters will be brought to the attention of our Audit Committee and handled in accordance with the procedures established by our Audit Committee with respect to those matters.

Hotline for Accounting or Auditing Matters

As part of the Audit Committee’s role to establish procedures for the receipt of complaints regarding accounting, internal accounting controls or auditing matters, the Audit Committee established a hotline for the receipt of complaints regarding our accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees or stockholders of concerns regarding questionable accounting or auditing matters. Employees or stockholders may call (800) 799-4605 to make anonymous submission of their concerns.

Pay Risk Assessment

The Compensation Committee and the Board as a whole perform an ongoing oversight of our compensation practices in light of the risks in our operations. The oversight includes, among other things, a review of management’s decision-making and policy-making structures and practices; the methodology used to define, update and measure short-term and long-term objectives; the effectiveness and nature of communications within Alliance and between management and our Board and other stakeholders; and our compliance policies, practices and programs. In general, based upon this review, each of the Compensation Committee and the Board believes that our compensation practices do not provide undue incentives for short-term planning or short-term financial awards, and do not reward unreasonable risk. You can find a more detailed description of the risk factors associated with our business in the “Risk Factors” section of our annual report on Form 10-K for the year ended December 31, 2012.

As described in more detail below, the Compensation Committee and the Board believe that our compensation policies and practices encourage actions that increase the value of Alliance and are well aligned with our strategic objectives. Based on management’s ongoing assessment of our compensation practices, and our review and discussion of the same with the Compensation Committee, we believe that our compensation policies and practices do not present risks that are reasonably likely to have a material adverse effect on Alliance.

In evaluating our compensation policies and practices, a number of factors were identified which Alliance and the Compensation Committee believe discourage excessive risk-taking, including:

•	The base salaries we pay to our employees are fixed in amount, and thus the Compensation Committee and the Board do not believe that these base salaries encourage excessive risk-taking.

•

The Imaging division has established separate bonus and commission plans for its sales, marketing and operations teams. For the sales team, commissions are tied to signing service agreements with new customers and renewing service agreements with existing customers. The longer the term of the agreement and the higher the value of the agreement, the larger the commission. Also, if actual revenues generated by a particular deal are lower than what was projected in the original business model for the deal, we adjust the total commissions to reflect actual performance. Marketing staff receive bonuses based on achievement of budgeted revenue and scan volume targets. Operations team members receive bonuses based on achievement of budgeted revenue and “profit after lease,” as defined below in the Compensation Discussion and Analysis. Some operations team members also receive a transactional bonus based on customer renewals.

•

The Radiation Oncology division has established separate bonus and commission plans for its business development, marketing and operations teams. For the business development team, we pay bonuses when new deals are signed, based on the value of the particular deal. Also, if actual revenues generated by a particular deal are lower than what was projected in the original business model for the deal, we adjust the total commissions to reflect actual performance. Marketing staff are paid bonuses based on achievement of budgeted revenue. We pay the operations team bonuses based on achievement of budgeted revenue and profit after lease. Physicists and dosimetrists working for the Radiation Oncology division have up to 80% of their bonuses tied to quality components such as equipment safety and appropriate staffing levels. The Compensation Committee and Board believe that the Imaging division and Radiation Oncology division bonus and commission plans appropriately balance risk and the desire to focus our employees on specific short-term goals important to our success, and do not encourage unnecessary or excessive risk-taking.

•

Many of our employees are awarded long-term equity-based incentives that are important to help further align those employees’ interests with those of our stockholders. The Compensation Committee and Board do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our stock price.

The Board’s Role in Risk Oversight

The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance stockholder value. A fundamental part of the Board’s risk management oversight is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. The involvement of the full Board in setting our business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for us.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. The Board has delegated risk management responsibility with respect to legal and regulatory compliance, including compliance with the Sarbanes-Oxley Act of 2002, to the Audit Committee. The Audit Committee oversees the implementation of our Compliance Program, Records Retention Policy and Sarbanes-Oxley compliance as well as other compliance policies. The Audit Committee has a particular focus on financial risk, including internal controls, and receives an annual risk assessment report from our internal auditors. The Board has delegated responsibility for our directors and officers insurance programs to the Compensation Committee and our general liability and other insurance programs to the Strategic Planning and Finance Committee. The Audit Committee, Compensation Committee and Strategic Planning and Finance Committee regularly report to the Board concerning risk management issues. Our Audit Committee assists the Board in fulfilling its oversight responsibility with respect to regulatory, healthcare compliance and public policy issues that affect us and works closely with our legal and regulatory groups. In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with our business strategy.

Directors’ Compensation

In March 2012 our Board of Directors, based on a recommendation by our Compensation Committee, revised our standard board and committee compensation arrangements for 2012 as described below. In making these changes, the Board of Directors and Compensation Committee consulted with F.W. Cook, which compared our compensation program for non-employee directors to similar programs of the companies in the executive compensation peer group. See “Executive Compensation—Compensation Benchmarking and Peer Group” for a description of the executive compensation peer group.

Under our revised compensation program for non-employee directors that went into effect during 2012, we paid our non-employee directors an annual fee of $40,000 for their services as directors. In addition, each director who is unaffiliated with Oaktree and MTS (each, an “Unaffiliated Director”) received a restricted stock award on December 31, 2012 of the number of shares of our Common Stock having a value equal to $40,000, rounded down to the nearest whole share, and calculated using the average share price of our Common Stock over the 15-day period preceding the grant date. This restricted stock award will vest on December 31, 2013 if the Unaffiliated Director continues his service with us through that date. Also, each Unaffiliated Director received additional annual cash compensation of $40,000, payable quarterly in installments of $10,000 each, for his Board service during 2012. On December 31, 2012, each Oaktree/MTS Director received additional cash compensation of $80,000 for his Board service during 2012. As in prior years, non-employee directors received reimbursement of travel expenses related to their Board service. Our directors also received the following retainers for their service on committees of the Board of Directors and for serving as a chair of a committee:

Committee Chair Retainers
Audit	$30,000
Strategic Planning and Finance	25,000
Compensation	5,000
Nominating and Corporate Governance	5,000

Committee Member Retainers
Audit	$15,000
Strategic Planning and Finance	5,000
Compensation	5,000
Nominating and Corporate Governance	5,000

We have established a directors’ deferred compensation plan for all non-employee directors. No directors elected to participate in the directors’ deferred compensation plan in 2012, and only Mr. Dimick has an account balance under the directors’ deferred compensation plan. Upon retirement, separation from the Board or the occurrence of a change of control event, Mr. Dimick has the option of being paid cash or receiving Common Stock for his phantom shares.

Directors Compensation Table

The following table summarizes the compensation earned during the fiscal year ended December 31, 2012 by each of our non-employee directors:

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)(4)	Total ($)
Scott A. Bartos(5)(6)	7,917	3,333	11,250
Aaron A. Bendikson	130,000	—	130,000
Neil F. Dimick(5)	120,000	40,000	160,000
Michael P. Harmon	125,000	—	125,000
Curtis S. Lane	130,000	—	130,000
Edward L. Samek(5)	105,000	40,000	145,000

(1)	Amounts in this column represent fees paid during 2012 in equal quarterly installments.

(2)	The annual fee paid to each of the Oaktree/MTS Directors for his services is $40,000, which is paid in equal quarterly installments to an investment fund, not to the Oaktree/MTS Directors individually, as specified by each Oaktree/MTS Director. In addition, on December 31 of each year, in lieu of an annual restricted stock award, the Oaktree/MTS Directors each receive additional cash compensation of $80,000 in consideration of his Board service during the prior fiscal year, which is paid annually to an investment fund, not to the Oaktree/MTS Directors individually, as specified by each Oaktree/MTS Director.

(3)	The amounts in this column are the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (revised January 15, 2010), “Stock Compensation.” Assumptions made in the valuation of awards in the “Stock Awards” column can be found in Note 4 of the Consolidated Financial Statements in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(4)	As of December 31, 2012, Mr. Dimick had 1,112 outstanding phantom shares in his account under our directors’ deferred compensation plan.

(5)	As of December 31, 2012, Messrs. Samek and Dimick each held 6,314 shares of restricted stock, and Mr. Bartos held 526 shares of restricted stock.

(6)	Mr. Bartos joined the Board of Directors effective December 1, 2012.

Effective June 1, 2012 Mr. Viviano left the Company as CEO and Chairman of the Board but remained a member of the Board. Effective the same day, Mr. Buckelew became Chairman of the Board and Interim CEO. Mr. Viviano and Mr. Buckelew did not receive any board compensation during their tenures as CEO. Compensation earned by Messrs. Viviano and Buckelew is set forth in the Summary Compensation Table on page 30 below since each served as Chief Executive Officer during 2012.

OWNERSHIP OF ALLIANCE COMMON STOCK

The following table sets forth certain information regarding beneficial ownership of the Common Stock as of April 8, 2013 by: (a) each person who is known by us to own beneficially more than 5% of our Common Stock; (b) each of our named executive officers (as defined in “Compensation Discussion and Analysis”); (c) by each of our directors and nominees for director; and (d) by all of our current executive officers and directors as a group.

Name	Common Stock Owned Beneficially(1)	Percentage of Shares Beneficially Owned
OCM Principal Opportunities Fund IV, L.P.(2)	4,980,523	46.9%
Brigade Capital Management, LLC(3)	861,141	8.1%
Discovery Group I, LLC(4)	620,839	5.9%
MTS Health Investors LLC(5)	457,422	4.3%
Larry C. Buckelew(6)	79,541	*
Paul S. Viviano(7)	53,555	%
Howard K. Aihara(8)	69,575	*
Richard A. Jones(9)	47,244	*
Richard W. Johns(10)	20,000	*
Scott A. Bartos	526	*
Aaron A. Bendikson	—	—
Neil F. Dimick	32,933	*
Michael P. Harmon(2)	4,980,523	46.9%
Curtis S. Lane(5)	457,422	4.3%
Edward L. Samek	43,821	*
All Current Executive Officers and Directors (11 persons)(11)	5,785,140	54.5%

*	Less than 1%

(1)	Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them and have an address in care of our principal office. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentages are based upon 10,619,809 shares outstanding as of April 8, 2013, except for certain persons who hold options that are presently exercisable or exercisable within 60 days of that date. The percentages for those parties who hold options that are presently exercisable or exercisable within 60 days of April 8, 2013 are based upon the sum of 10,619,809 shares outstanding plus the number of shares subject to options that are presently exercisable or exercisable within 60 days of April 8, 2013 held by them, as indicated in the following notes.

(2)	OCM Principal Opportunities Fund IV, L.P. (“POF IV”) is a limited partnership ultimately controlled by Oaktree Capital Group Holdings GP, LLC (“OCGH GP”). OCGH GP is a limited liability company managed by an executive committee, the members of which are Stephen A. Kaplan, Howard S. Marks, Bruce A. Karsh, Kevin Clayton, John B. Frank, Larry W. Keele, David M. Kirchheimer and Sheldon M. Stone (each, an “OCGH GP Member” and collectively, the “OCGH GP Members”). Each of Aaron A. Bendikson and Michael P. Harmon is a member of our Board and is an officer of Oaktree Capital Management, L.P., the investment manager of POF IV, which has the ability to direct the investment decisions of POF IV. Except to the extent of their respective pecuniary interest, each OCGH GP Member, Mr. Bendikson and Mr. Harmon disclaim beneficial ownership of any shares held by POF IV. The address of POF IV, OCGH GP, Oaktree Capital Management, L.P., each OCGH GP Member, Mr. Bendikson and Mr. Harmon is: c/o Oaktree Capital Management L.P., 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(3)	According to its most recent Schedule 13G filed with the SEC on February 14, 2013, Brigade Capital Management, LLC (“Brigade Capital”) and Brigade Leveraged Capital Structures Fund Ltd., a company organized under the laws of the Cayman Islands (“Brigade Structures”), both may be deemed to be the beneficial owner of 861,141 shares of Common Stock. Donald E. Morgan, III is the managing member of Brigade Capital and as a result may be deemed to share voting and dispositive power with respect to the shares held by Brigade Capital. Donald E. Morgan, III is also the sole director of Brigade Structures and as a result may be deemed to share voting and dispositive power with respect to the shares held by Brigade Structures. Mr. Morgan and each of the entities noted above disclaim beneficial ownership of the shares except to the extent of their pecuniary interests therein. The address of Brigade Capital and Donald E. Morgan, III is 399 Park Avenue, 16th Floor, New York, NY 10022 and Brigade Structures is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands.

(4)	According to its most recent Schedule 13D/A filed with the SEC on April 4, 2013, Discovery Group I, LLC, which beneficially owns 620,839 shares of Common Stock, is the sole general partner of Discovery Equity Partners, L.P. which beneficially owns 620,839 shares of Common Stock. Discovery Equity Partners, L.P. has sole discretionary investment authority with respect to another private partnership’s investment in the Common Stock. Mr. Daniel J. Donoghue and Mr. Michael R. Murphy are the sole managing members of Discovery Group I, LLC. As a consequence, Discovery Group I, LLC, Mr. Donoghue and Mr. Murphy may be deemed to share beneficial ownership of all of the shares of Common Stock owned by both of the partnerships, while Discovery Equity Partners, L.P. shares beneficial ownership with Discovery Group I, LLC, Mr. Donoghue and Mr. Murphy of only the shares of Common Stock owned by it. The address of Discovery Group I, LLC, Discovery Equity Partners, L.P., Mr. Donoghue and Mr. Murphy is 191 North Wacker Drive, Suite 1685, Chicago, Illinois 60606.

(5)	MTS Health Investors L.L.C. is a limited liability company, the senior managing members of which are Curtis S. Lane and Oliver T. Moses. Mr. Lane is currently a member of our Board. Mr. Lane may be deemed to share beneficial ownership of any shares beneficially owned by MTS Health Investors L.L.C. Mr. Lane disclaims such beneficial ownership. The address of MTS Health Investors L.L.C. and Mr. Lane is: c/o MTS Health Investors L.L.C., 623 Fifth Avenue, New York, NY 10022.

(6)	This amount for Mr. Buckelew includes 50,000 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

(7)	Effective June 1, 2012 Mr. Viviano left the Company as CEO and Chairman of the Board, and became a member of the Board. Effective the same day, Mr. Buckelew became Chairman of the Board and Interim CEO.

(8)	This amount for Mr. Aihara includes 41,333 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

(9)	This amount for Mr. Jones includes 30,100 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

(10)	This amount for Mr. Johns includes 20,000 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days.

(11)	This amount includes 141,433 shares issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days. This amount also includes 1,112 phantom shares issuable upon retirement, separation from the Board or the occurrence of a change of control.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Purpose of Compensation

We have designed our executive compensation program to attract talented individuals to lead, manage and operate all aspects of our business and reward and retain executives who continue to meet our high expectations over time. Our executive compensation program combines short- and long-term components, cash and equity, and fixed and contingent payments in the amounts and proportions that we believe are most appropriate to incentivize and reward our executive officers for achieving our objectives. Our executive compensation program also is intended to make us competitive in our industry, where there is considerable competition for talented executives.

Named Executive Officers

Our “named executive officers” for 2012 under applicable SEC disclosure rules are:

•	Larry C. Buckelew, Chairman of the Board and Interim Chief Executive Officer (CEO);

•	Michael J. Shea, Chief Operating Officer (COO);

•	Howard K. Aihara, Executive Vice President and Chief Financial Officer (CFO);

•	Richard W. Johns, Executive Vice President, General Counsel and Secretary;

•	Richard A. Jones, President, Alliance Imaging; and

•	Paul S. Viviano, former Chairman of the Board and CEO

Effective June 1, 2012 Mr. Viviano left the Company as CEO and Chairman of the Board but remained a member of the Board. Effective the same day, Mr. Buckelew became Chairman of the Board and Interim CEO.

Stockholder Advisory Vote on Executive Compensation

At our 2011 annual meeting of stockholders, our stockholders approved, on an advisory basis, the compensation of our named executive officers with an approval rating of approximately 84% of votes cast. In light of this support, the Compensation Committee did not change the overall design of our compensation programs during 2012. Because our stockholders voted at the 2011 annual meeting of stockholders to hold future advisory votes on the compensation of our named executive officers every three years, there will be no say-on-pay vote at the 2013 Annual Meeting. We expect to hold our next advisory say-on-pay vote at our 2014 annual meeting of stockholders.

Compensation Objectives

Our Compensation Committee has designed our executive compensation to be significantly performance-based. The Compensation Committee believes that compensation we pay to our executives should align closely with our performance on both a short-term and long-term basis; should be linked to specific, measurable results intended to create value for stockholders; and should assist us in attracting and retaining key executives critical to our long-term success.

More particularly, our compensation program strives to achieve the following objectives:

•	attract and retain individuals of superior ability and managerial talent;

•	ensure executive compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders;

•	increase the incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas; and

•

enhance the executives’ incentive to increase our stock price and maximize stockholder value, as well as promote retention of key people, by providing a portion of total compensation opportunities for senior management in the form of direct ownership in Alliance through restricted stock and stock options.

To achieve these objectives, we pay our executive officers competitively, consistent with our success and their contribution to that success. We ensure that a significant portion of compensation directly relates to our stock performance and other factors that directly and indirectly influence stockholder value. Accordingly, the Compensation Committee sets goals designed to link each executive’s compensation to identified key measures of our performance and the executive’s own performance. Consistent with this performance-based philosophy, our executive officer compensation includes a significant incentive-based component in addition to a base salary. The Compensation Committee reserves for our named executive officers the largest potential compensation awards for performance- and incentive-based programs.

The elements of our executive compensation include the following:

•	annual base salary;

•	annual cash bonus opportunity in accordance with our Executive Incentive Plan;

•	discretionary long-term equity awards in accordance with our 1999 Equity Plan;

•	retention bonuses in circumstances in which we deem it prudent; and

•	additional benefits and perquisites.

Generally, our Compensation Committee allocates total compensation between cash and equity based in part on a review of peer group healthcare services companies of comparable size, as discussed below. The allocation reflects what the members of the Compensation Committee believe to be an appropriate balance between short-term incentives and long-term incentives to align the interests of our executive officers with stockholders. Our Compensation Committee annually evaluates the balance between equity and cash compensation among executive officers.

To further tie compensation to performance, our Executive Incentive Plan requires no minimum compensation award, and our 1999 Equity Plan requires no minimum equity award.

Process for Determining Compensation Awards

The Compensation Committee evaluates the performance of our CEO and has the sole authority to approve his compensation. The Compensation Committee reviews and makes recommendations to the Board of Directors with respect to all compensation for all other executive officers. To aid the Compensation Committee in making its determinations, the CEO provides recommendations annually to the Compensation Committee regarding the compensation of all other executive officers.

In connection with the determination of compensation awards, our CEO evaluates the performance of each member of our executive management team. Each of them in turn participates in an annual performance review with the CEO to provide input about the member’s contributions to our company for the relevant period. The Compensation Committee annually reviews the performance of our executive management team, and our CEO’s assessments of that performance, when making its compensation determinations.

Compensation Benchmarking and Peer Group

The Compensation Committee considers the compensation paid by a peer group of healthcare services companies in determining base salaries, target bonus percentages, discretionary equity grants and allocation of total compensation between cash and equity. This approach enables us to offer competitive compensation packages to our executives and also ensures that our cost structures will allow us to remain competitive in our markets. In setting annual cash compensation opportunities and determining equity grants, the Compensation Committee considers the peer group data but does not target any specific positioning for the compensation components or total compensation.

In 2011, the Compensation Committee directly engaged F.W. Cook to work with management and the Compensation Committee to assist it in the determination of the key elements of the compensation programs. F.W. Cook does not provide any other services for us. At the Compensation Committee’s direction, F.W. Cook evaluated a number of factors, including total cash compensation, existing equity awards and share ownership, cash bonuses to retain executive officers and the relative experience and responsibilities of executives. F.W. Cook also prepared a summary comparison of Alliance’s various compensation components and total compensation to the peer group data.

F.W. Cook provided data and analysis to the Compensation Committee with respect to competitive practices and the amounts and nature of compensation paid to executives, which we collectively refer to in this discussion as the 2011 report.

In making its decisions for 2012, the Compensation Committee did not retain F.W. Cook to update the 2011 report or perform any additional analyses of our executive compensation programs or practices comparable to our peer group, or of compensation payable to our named executive officers. In setting the compensation of our executives in 2012, our Compensation Committee reviewed the 2011 report and used it as a general point of reference in evaluating the competitive market. Also consistent with 2011, the Compensation Committee did not significantly alter the compensation programs applicable to our named executive officers from the programs that were previously established by the Compensation Committee based upon its consideration of the 2011 report. All references or comparisons to our peer group in this Proxy Statement refer to the peer group described in the 2011 report and below.

The peer group used in the 2011 report was comprised of the following 12 companies recommended by F.W. Cook and agreed to by the Compensation Committee: Air Methods Corporation, Amedisys Inc., American Dental Partners, Inc., AMN Healthcare Services, Inc., AmSurg Corp., Cross Country Healthcare, Inc., Hanger Orthopedic Group, Inc., Healthways, Inc., IPC The Hospitalist Company, Inc., Radnet Inc., Rotech Healthcare Inc. and U.S. Physical Therapy, Inc. The Compensation Committee believes that this group of companies provides an appropriate peer group because the companies are primarily engaged in healthcare services and healthcare facilities, include nine companies in Alliance’s previous executive compensation peer group (as disclosed in its 2011 proxy statement) and balance Alliance’s relative size in terms of revenue, EBITDA, market cap and enterprise value. The following companies were added to the peer group because they fit the foregoing criteria: AMN Healthcare Services, Inc., IPC The Hospitalist Company, Inc., and U.S. Physical Therapy, Inc. In 2011, the following companies were dropped from the peer group, primarily because they are significantly larger than Alliance and no longer comparable: inVentiv Health, Inc., Inverness Medical Innovations Inc., Mednax Inc., RehabCare Group, Inc. and TLC Vision Corporation.

Annual Base Salary

The Compensation Committee establishes base salaries for executive officers based on the scope of their responsibilities, individual contribution, prior experience, sustained performance, competitive salary levels within the peer group of companies and company budget. Based on proxy data described in the 2011 report, base salary for Mr. Viviano while he served as our CEO through May 31, 2012, was consistent with the median, and base salaries for our other named executive officers in 2011 fell 10% to 20% below the median of our peer group of companies. The Compensation Committee sets the base salary of each of our named executive officers each year based significantly on individual performance, as assessed by the Compensation Committee with input from the CEO regarding executives other than himself. The Compensation Committee also considers how the executive’s base salary compares with the peer group generally, but the Compensation Committee does not target any specific level of base salary for the executives as compared to the peer group. Any increase in salary is discretionary, and our executives receive no formulaic base salary increases.

The Compensation Committee established initial annual base salary rates for Mr. Buckelew and Mr. Shea prior to their appointments as Interim CEO and Chief Operating Officer, respectively, in June of 2012, after an analysis of comparable peer company data in consultation with F.W. Cook, and consideration of opportunity costs that each of them would incur by accepting their respective roles, and with respect to Mr. Buckelew, additional consideration due to his role of CEO on an interim basis.

Other than Mr. Jones, who received an increase in his base salary for 2012 to $300,000 in connection with his promotion to President, Alliance Imaging effective June 1, 2012, none of our other named executive officers received a base salary increase for 2012.

The base salaries of our named executive officers are set forth below:

Name and Title	2011 Salary	2012 Salary	2013 Salary
Larry C. Buckelew, Chairman of the Board and Interim Chief Executive Officer(1)	N/A	$1,400,000	No change
Howard K. Aihara, Executive Vice President and Chief Financial Officer	$294,580	No change	No change
Michael J. Shea, Chief Operating Officer(2)	N/A	$500,000	No change
Richard A. Jones, Executive Vice President, Imaging Division	$265,000	$300,000	No change
Richard W. Johns, Executive Vice President, General Counsel and Secretary(3)	N/A	$325,000	No change
Paul S. Viviano, Director and Former Chief Executive Officer	$600,000	No change	—	(4)

(1)	Mr. Buckelew was appointed Interim Chief Executive Officer effective June 1, 2012. Salary shown for 2012 reflects his base salary in his capacity as Interim Chief Executive Officer.

(2)	Mr. Shea was appointed Chief Operating Officer effective June 4, 2012.

(3)	Mr. Johns was appointed Executive Vice President, General Counsel and Secretary effective February 1, 2012.

(4)	Mr. Viviano resigned as President and Chief Executive Officer effective June 1, 2012 but remained a member of our Board.

Performance-Based Compensation

Annual Cash Bonus Opportunity

Other than Mr. Buckelew as described in the following paragraph, our named executive officers participate in an Executive Incentive Plan that is tied directly to key measures of our overall success. The Executive Incentive Plan has three performance measures:

(1)	“profit after lease” or “Company PAL” component—40% of the 2012 bonus opportunity;

(2)	return on capital component—20% of the 2012 bonus opportunity; and

(3)	individual performance objectives (“Performance Objectives”) based primarily on the executive’s responsibilities within our company—40% of the 2012 bonus opportunity.

The Compensation Committee generally assigns to each of our executives an annual target bonus that is stated as a percentage of his annual base salary. The percentage target increases along with the executive’s responsibilities within our company and with the named executive officer’s ability to influence the overall results of our company. For 2012, based on our Compensation Committee’s recommendation, our Board maintained the target bonus percentage for Mr. Viviano, our CEO through May 31, 2012, at 85% of his annual base salary, which reflected his overall responsibility over our company and his ability to directly affect our success. As a result of his resignation as CEO on May 31, 2012, Mr. Viviano was no longer eligible to receive any target bonus for 2012. In order to attract Mr. Buckelew to accept the role of CEO on an interim basis in June of 2012, the Compensation Committee established his compensation for the first year of his service prior to his appointment with a base salary amount and stock option only, and no Executive Incentive Plan participation.

The Compensation Committee also set the following target bonus percentages for the other named executive officers: Mr. Shea, COO—85% of annual base salary, and Mr. Aihara, our CFO, Mr. Johns, and Mr. Jones—75% of annual base salary each. The Compensation Committee determined that these percentages appropriately reflected the responsibilities held by each officer and his ability to affect the success of our company. Our CFO has minimum target bonus percentages of 75% of annual base salary, respectively, under an employment agreement we entered into with him. See “—Employment and Severance Agreements—Agreements with Our CFO.” We do not have a formal policy on adjustment or recovery of cash bonus awards if we restate our financial statements after payment of the awards.

The Compensation Committee bases annual targets for the determination of return on capital and Company PAL on budgeted profitability levels that the Board of Directors has approved and generally considers to be reasonably attainable while requiring substantial effort.

Company PAL Component. The Company PAL component constituted 40% of the annual bonus opportunity in 2012. “Company PAL” means revenue less cost of revenue, SG&A expenses, equity earnings in unconsolidated joint ventures, other income and expenses and internal lease expense. The higher our Company PAL, the higher the bonus percentage. The purpose of basing a significant portion of executives’ annual bonus on Company PAL is to motivate executives to maximize earnings from our operations. In 2012, our Company PAL target was $49.6 million, and we achieved 128.7% of this target, which resulted in bonus payouts under the Executive Incentive Plan for the Company PAL component of 157.4% of target.

Return on Capital Component. The return on capital component constituted 20% of the annual bonus opportunity in 2012. The return on capital component is based on (1) investments in fixed-site imaging centers and radiation oncology centers (collectively, the “de novo investments”) and (2) acquisition investments. The return on capital is determined based on EBIT, which we define as earnings before interest and income taxes divided by total capital expended in the applicable year. For the de novo investments, this return on capital is measured against a return on capital expectation.

In 2012, the minimum threshold to earn the de novo investment return on capital component of the bonus was an 11% return on capital. For acquisition investments, this return on capital is measured against the modeled return on capital of acquisitions. The 20% annual bonus opportunity for the return on capital component is weighted based on the size of the total capital expended on the de novo center openings and the capital deployed for investments in acquisitions. The Board of Directors considers our success in developing these de novo centers and in strategically investing in acquisitions to be critical components for our overall success.

The return on capital for both de novo investments and acquisition investments will be measured and paid two and three fiscal years after the investment is made. The purpose of this deferral in measurement is to encourage our executives to make sound long-term investments and to allow for these investments to mature over time. One-half of this bonus is earned and paid in the second fiscal year after the investment is made and the other 50% of this bonus is earned and paid in the third fiscal year after the investment is made. For example, de novo investments and acquisition investments made in 2012 will be calculated and paid after the completion of the 2014 and 2015 fiscal years.

In 2012, the return on capital component of the bonus for acquisition investments will be based on achievement of the return on capital of the acquisition model approved by the Board of Directors. The higher the return on capital relative to the model, the higher the bonus percentage for the return on capital component for investments in acquisitions. The return on capital component of the plan related to acquisition investments did not become effective until January 1, 2009. There were no acquisitions in 2009.

We calculated the de novo centers return on capital bonus payout for 2012 based on 2009 and 2010 targets of an 11% minimum return on capital in each year. For 2009, we achieved a 18.3% return on capital, which equated to a 133% bonus payout related to the 2009 achievement under the Executive Incentive Plan as follows: Mr. Aihara, our CFO—$85,586 or 31% of his 2009 annual base salary. For 2010, we achieved a 15.6% return on capital and a 0% achievement on acquisition investments, which equated to a 25.9% blended achievement bonus payout related to the 2010 achievement under the Executive Incentive Plan as follows: Mr. Aihara—$8,331 or 3% of his 2010 annual base salary; and Mr. Jones, our President, Imaging Division—$16,881 or 6.9% of his 2010 annual base salary. The foregoing bonus percentages are weighted based on relative size of de novo center investments and investments in acquisitions for the relevant periods. There were no applicable acquisitions in 2009.

Performance Objectives Component. In 2012, the Compensation Committee based 40% of the incentive bonus opportunity for our named executive officers on the executive’s performance compared to his individual Performance Objectives. Due to the number of Performance Objectives assigned to each named executive officer, no individual Performance Objective is material to the total compensation paid to a named executive officer. The Compensation Committee has set Performance Objectives to be difficult to attain in light of budget projections and past experience and does not expect the executive officer to attain them with average or below average effort or performance. Many Performance Objectives require the subjective judgment of our Board. The Performance Objectives Component also will constitute 40% of the incentive bonus opportunity in 2013.

Please see the following summaries of the individual Performance Objectives assigned to each named executive officer and the Compensation Committee’s assessment of his achievement of his Performance Objectives.

Interim Chief Executive Officer—Larry C. Buckelew

As described above, Mr. Buckelew’s compensation package related to his role as our Interim CEO did not contain an incentive bonus opportunity for 2012.

Chief Operating Officer—Michael J. Shea

Mr. Shea’s Performance Objectives for 2012 included such goals as Imaging Division operational efficiencies, management, and strategy implementation, coordinate Project Phoenix initiatives, Oncology Division operational efficiencies, management, and strategy implementation, and key personnel recruitment, selection, management, integration and mentoring. No single Performance Objective for Mr. Shea had a material effect on the total compensation payable or paid to him. Mr. Shea achieved his Performance Objectives at 92.5% during 2012.

Executive Vice President and Chief Financial Officer—Howard K. Aihara

Mr. Aihara’s Performance Objectives for 2012 included such goals as implementing strategic initiatives, restructuring of billing and scheduling systems and processes, management development and Project Phoenix initiatives, accounting system integration, reviewing strategic risk areas, and managing quarterly reviews and audits. No single Performance Objective for Mr. Aihara had a material effect on the total compensation payable or paid to him. Mr. Aihara achieved his Performance Objectives at 92.5% during 2012.

Executive Vice President, General Counsel, and Secretary—Richard W. Johns

Mr. Johns’ Performance Objectives for 2012 included such goals as professional radiology services leadership, major litigation planning and management, insurance placement, successful conclusion of arbitration and related matters, assist in transitioning the company’s stock listing from the NYSE to the NASDAQ, and optimization and management of the Office of General Counsel. No single

Performance Objective for Mr. Johns had a material effect on the total compensation payable or paid to him. Mr. Johns achieved his Performance Objectives at 95.0% during 2012.

President, Imaging Division—Richard A. Jones

Mr. Jones’ Performance Objectives for 2012 included such goals as implementation of the Imaging Division marketing plan, new annualized sales improvement, Imaging Division operational margin improvement, organizational restructuring and refinement, contract retention improvement, and segmentation analysis. No single Performance Objective for Mr. Jones had a material effect on the total compensation payable or paid to him. Mr. Jones achieved his Performance Objectives at 96.25% during 2012.

In summary, for 2012 we paid the following bonuses to our named executive officers for the Performance Objectives component of the annual bonus opportunity:

Name and Title	Performance-Based Cash Bonus for 2012
Larry C. Buckelew	N/A
Michael J. Shea	$244,914
Howard K. Aihara	$314,764
Richard W. Johns	$225,247
Richard A. Jones	$231,923

In addition to our Executive Incentive Plan, our Board of Directors or our Compensation Committee may from time to time award discretionary cash bonuses to our executives based on significant contributions to our company.

Discretionary Long-Term Equity Incentive Awards

Our executives are eligible to receive stock options and restricted stock awards. The Compensation Committee in its sole discretion determines all equity awards with input from the CEO. The Compensation Committee typically awards an executive an initial stock option grant on his or her hiring and considers restricted stock awards and additional stock option grants annually.

The Compensation Committee evaluated the allocation of equity awards among stock option grants, restricted stock grants and stock bonus awards available under our 1999 Equity Plan by reference to the peer group included in the 2011 report. The Compensation Committee grants all stock options based on the fair market value as of the date of grant, which is determined using the last quoted price per share on the date of grant. The exercise price for initial stock option grants to new executives is the closing market price of our stock on the executive’s first day of employment with us, which in all cases is the date of grant. The Compensation Committee has historically approved the granting of options and shares of restricted stock at its meeting in December of each year. The grant date for stock options is typically the first trading date of the following year, with the exercise price being the closing market price of our stock on that date. The grant date for restricted stock is typically the last trading date of the current year.

The Compensation Committee determines guidelines for the number of stock options and restricted stock awards granted to each executive based upon several factors, including the executive’s job level, performance and the value of our stock at the time of grant. As a result, the Compensation Committee may make additional grants other than an initial grant or may make an annual award following a significant change in job responsibility or in recognition of a significant achievement. As noted above, in determining the size of equity awards, the Compensation Committee also considers the equity awards made by our peer group.

With respect to restricted stock grants made on January 3, 2012, the Compensation Committee determined that such awards were necessary to attract and retain talented senior executives, in light of state of the healthcare industry, including anticipated effects of various healthcare laws and regulations and their implications for options as a performance-based incentive.

The Compensation Committee’s current policy is to grant only time-vested options. Our standard form of stock option agreement provides single trigger acceleration in the event of the sale, lease or transfer of all or substantially all of our assets or the acquisition of 50% or more of our total voting power by way of merger, consolidation or other business combination or purchase other than by OCM Principal Opportunities Fund IV, L.P., MTS Health Investors II, L.P. and their affiliates. Our Compensation Committee has determined that single trigger acceleration remains appropriate to ensure retention of our employees in light of the substantial holdings of our stock by OCM Principal Opportunities Fund IV, L.P. and MTS Health Investors II, L.P. and their ability to cause a change of control.

On December 13, 2011, the Compensation Committee granted stock options to the following named executive officers with an effective grant date of January 3, 2012, the first trading day in 2012. The exercise price of these options is $6.20 per share, the closing price of our Common Stock on the NYSE on that date. The number of options below gives effect to our 1-for-5 reverse stock split of our outstanding common stock approved by our Board on December 7, 2012, which we refer to as the Reverse Stock Split. The Reverse Stock Split was effective as of the close of trading on December 26, 2012, and our common stock commenced trading on a post-split basis at the opening of the market on December 27, 2012. On January 31, 2013, our common stock was approved for listing on NASDAQ. Our common stock ceased trading on the New York Stock Exchange as of the closing of the market on February 8, 2013, and commenced trading on NASDAQ at the opening of the market on February 11, 2013.

Executive Officer	Number of Stock Options
Richard J. Hall, President, Alliance Oncology	60,000
Richard A. Jones, Executive Vice President, Alliance Imaging	60,000
Howard K. Aihara, Executive Vice President, Chief Financial Officer	16,000

These options have a 10-year term, and they vest and become exercisable 33.33% on each of the first, second and third anniversaries of the grant date, subject to continued employment with us through such dates. In granting these options, the Compensation Committee considered the vesting conditions and value of the executives’ current equity holdings, the relative levels of responsibility of these officers and the need to provide an incentive sufficient to retain their services, while avoiding the opportunity for an unwarranted windfall, given the low retention value of our outstanding stock options. The Compensation Committee elected not to grant any additional stock options to Mr. Viviano, who was our CEO at the time, in light of his expressed desire to preserve the pool of available options for other officers and employees. The Compensation Committee also reviewed the total number of options granted with the historical run rate of the peer group generally, but the Compensation Committee did not target any specific level of equity compensation as compared to the peer group.

On June 1, 2012, our Compensation Committee granted Mr. Buckelew an option to purchase 100,000(1) shares of our common stock in connection with his appointment as Interim CEO. This option vests with respect to 50% of the shares underlying the option on each of January 1 and June 1, 2013, provided, that if a permanent CEO is hired to replace Mr. Buckelew, the vesting of the option fully accelerates. Our Compensation Committee determined the size of the grant based upon its reasonable judgment after consultation with F.W. Cook. The vesting was determined appropriate by our Compensation Committee given Mr. Buckelew’s interim appointment and the desire to incentivize Mr. Buckelew to help identify a permanent CEO.

Our Compensation Committee believes that the vesting schedules of our options, restricted stock awards and stock bonus awards provide an incentive for executives to remain with us and a reasonable period in which to align the executive with the price appreciation of our stock.

(1)	The number of shares expressed has been adjusted to account for the 1-for-5 reverse stock split that occurred on December 26, 2012.

Cash Retention Bonuses

On December 13, 2011, the Compensation Committee of our Board of Directors adopted a retention bonus plan for some of our named executive officers. Given the low level of our stock price and that many of the options previously granted to our named executive officers have exercise prices that are materially greater than our stock price, our Compensation Committee, with the advice of a compensation consultant and input from our Chief Executive Officer, determined that it was prudent to grant cash retention bonuses to some of our named executive officers in an effort to ensure that we retain their services in a difficult environment. The Compensation Committee granted bonuses in the amounts listed to the following named executive officers, with each amount being equal to the target bonus percentage of that executive multiplied by his base salary in effect for 2012.

Name and Title	Amount of Retention Bonus
Howard K. Aihara, Executive Vice President and Chief Financial Officer	$221,000
Richard A. Jones, President, Imaging Division	$199,000
Paul S. Viviano, former Chairman and Chief Executive Officer	$510,000
Richard J. Hall, former President, Oncology Division	$255,000

Each bonus arrangement is evidenced by a letter agreement dated January 31, 2012 and will be payable on the closest pay date following January 31, 2014 if the officer remains an employee in good standing through that date. If the officer chooses to voluntarily terminate his employment with our company at any time before the bonus is paid, he will not be eligible to receive the bonus or any portion of it. If the officer’s employment is terminated “without cause” (as defined in the letter agreement) at any time before January 31, 2013, the officer will receive 50% of his bonus, and if the officer’s employment is terminated “without cause” at any time between February 1, 2013 and January 31, 2014, the officer will receive 100% of the bonus. Each of Messrs. Viviano and Hall chose to voluntarily terminate his employment in 2012, and thus each entirely forfeited his respective retention bonus described above.

Defined Contribution Plan

We have a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”) to cover eligible employees of our company and any designated affiliate, including our named executive officers. The 401(k) Plan permits eligible employees, including our executives, to defer up to 25% of their annual compensation, subject to certain limitations imposed by the Code. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. In 2010, we suspended matching contributions. We have not yet determined if or when we will re-commence our matching contributions.

Employment Agreements, Offer Letters and Severance Agreements

Larry C. Buckelew—Interim Chief Executive Officer

Under the terms of the offer letter we entered into with Mr. Buckelew effective June 1, 2012, Mr. Buckelew receives an annual salary of $1,400,000 for his services as Interim Chief Executive Officer, and is not be eligible for a separate bonus. Mr. Buckelew was granted an option to purchase 100,000(1) shares of our common stock in connection with his appointment. Half of the shares subject to the option will vest after six months of employment, and the remainder will vest after twelve months of employment. In addition, the option will fully vest upon the appointment of a subsequent Chief Executive Officer. In the event Mr. Buckelew continues as Chairman of our Board of Directors following the appointment of a subsequent Chief Executive Officer, Mr. Buckelew will receive a retainer thereafter in addition to the retainer he would otherwise receive as a Board member for the time during which he remains Chairman. The combined amount of these retainers will be $335,000 per year during the first twenty-four months following the date on which a subsequent Chief Executive Officer is appointed, to be paid $197,500 in cash and $137,500 in restricted stock units, and $265,000 per year thereafter, paid $162,500 in cash and $102,500 in restricted stock units.

(1)	The number of shares expressed has been adjusted to account for the 1-for-5 reverse stock split that occurred on December 26, 2012.

Michael J. Shea—Chief Operating Officer

Mr. Shea was appointed as our Chief Operating Officer effective June 4, 2012. Under the terms of our offer letter with Mr. Shea, he will be paid an annual base salary of $500,000 with a target bonus of 85% of base salary, subject to achievement of specified corporate and individual goals. Mr. Shea was granted an option to purchase 120,000(1) shares of our common stock upon commencement of his employment, one-third of which will vest on each of the first three anniversary dates of the option grant. Mr. Shea will also receive additional grants of options to purchase up to 15,000(1) shares of our common stock on December 31 of 2012 and 2013, subject to achievement of specified corporate and individual goals. Each such option will vest with respect to one-third of the shares subject to such option on each of the first three anniversaries of the applicable date of grant.

Mr. Shea was paid a signing bonus of $472,000, 30% of which was paid in restricted stock units with the balance paid in cash and a deferred signing bonus of $172,000 paid on December 31, 2012, 30% of which will be paid in restricted stock units with the balance in cash. One-third of the restricted stock units subject to these bonus payments will vest on each of the first three anniversary dates of the respective grant dates. Mr. Shea will receive additional deferred signing bonus payments of $173,000 on each of December 31, 2013 and 2014, 30% of each payment to be made in the form of fully-vested restricted stock units with the balance in cash. All of Mr. Shea’s option and restricted stock unit awards will also fully vest upon a change of control of the Company.

Mr. Shea’s offer letter provides for a monthly car allowance, reimbursement of moving expenses, and reimbursement of temporary living and travel expenses, a housing allowance of $3,000 per month for twelve months beginning in June of 2012, and participation in the Company’s health and welfare plans.

Additionally, we entered into an Executive Severance Agreement with Mr. Shea, pursuant to which Mr. Shea will be entitled to receive severance consisting of continued base salary, target bonus, healthcare, car allowance, life insurance and short and long term disability insurance upon a termination of Mr. Shea’s employment without cause, resignation for good reason, termination in connection with an acquisition of Alliance, or Mr. Shea’s resignation in the event Alliance decides not to promote Mr. Shea to Chief Executive Officer within 24 months of his start date. The continuation period for a termination without cause or a resignation for good reason is 18 months, for a termination in connection with an acquisition of Alliance is 24 months and for a resignation as the result of Alliance’s decision not to promote Mr. Shea is 9 months. In the event such severance pay constitutes a parachute payment under Section 280G of the Internal Revenue Code and is greater than 110% of the threshold for parachute payments, then Mr. Shea will also be entitled to a full gross up of any associated excise taxes. The receipt of any severance benefits is subject to Mr. Shea executing and not revoking a general release of claims against Alliance and its affiliates.

Mr. Shea’s compensation package, including the amounts of signing bonuses and stock option, were determined by our Compensation Committee in its judgment to be necessary to attract Mr. Shea to accept the role of Chief Operating Officer. The Compensation Committee consulted with F.W. Cook during the process of arm’s length negotiations with Mr. Shea, and took into consideration the opportunity costs Mr. Shea would incur in leaving his employment prior to joining Alliance. The applicable vesting periods of Mr. Shea’ stock option and restricted stock grants were selected by our Compensation Committee to encourage Mr. Shea’s continued retention.

Howard K. Aihara—Chief Financial Officer

Under the terms of our employment agreement with Mr. Aihara, dated as of December 1, 2005 and amended as of April 16, 2007 and December 9, 2008, Mr. Aihara receives:

•

a cash bonus, under a plan administered by the Compensation Committee, based upon our achievement of certain operating and/or financial or other goals established by the Board in its sole discretion, with an initial annual target bonus amount equal to 75% of his then-current annual base salary; and

(1)	The number of shares expressed has been adjusted to account for the 1-for-5 reverse stock split that occurred on December 26, 2012.

•	expense reimbursement, participation in employee benefits arrangements, and a monthly automobile allowance of not less than $600.

Under his employment agreement, we may terminate Mr. Aihara’s employment at any time and for any reason and the executive may resign at any time and for any reason. In the event of a termination “without cause” or a resignation for “good reason,” however, the executive is entitled to “Severance Payments” from us, consisting of bi-weekly payments of his base salary and 100% of his target annual bonus, for 18 months following the qualifying termination (referred to as the “Salary Continuation Period”), provided that the executive complies during that period with the non-compete and non-solicitation provisions of the related letter agreement and executes a general release of all claims against us.

Under his employment agreement, if Mr. Aihara is entitled to receive Severance Payments, during the Salary Continuation Period, he will also be entitled to receive “Ancillary Severance Benefits” from us. This consists of continued health benefits for himself and his eligible dependents, continued disability and life insurance coverage and other ancillary benefits including reimbursement of outplacement assistance (as amended, the agreements specify that the executive will receive up to $35,000 and certain administrative support) relating to his job search. As amended, Mr. Aihara’s agreement also provides that in accordance with Section 409A of the Code, he is not entitled to receive any severance benefits for a period of up to six months after termination, if such a delay is necessary to avoid a prohibited distribution under Section 409A.

If a termination occurs in connection with a change in control, our CFO may be subject to a 20% “golden parachute” excise tax imposed under section 4999 of the Code. This excise tax is triggered if the present value of the amount of “parachute payments,” which are payments considered contingent on a change in control (determined in accordance with Code section 280G), exceeds the executive’s “280G parachute limit.” This limit is generally equal to three times the average annual taxable compensation received from us over the previous five calendar years. Under the original employment agreement, if the excise tax applied, Mr. Aihara’s benefits would be reduced to the largest amount so that the “golden parachute” excise tax will no longer be applicable. In connection with the April 16, 2007 amendment of the employment agreement and the approval of the new severance agreements with other named executive officers described below, Mercer reviewed the practices of our peer group of companies in a situation where an executive is subject to the 20% “golden parachute” excise tax. Based on the data provided by Mercer, a majority of the companies also provided a full gross up to other named executive officers. A gross up is a cash payment in an amount that leaves the executive economically in the same position as he would be in if the excise tax had not applied. Based on data provided by Mercer, our Board decided to provide for a “conditional” gross-up payment to our named executive officers, which would only apply if the executive’s benefits significantly exceeded the 280G parachute limit. As amended, the employment agreements require us to pay the CFO a gross-up payment if his parachute payments exceed 110% of the 280G parachute limit, in an amount that leaves him economically in the same position as he would be in if the excise tax had not applied. If the parachute payments are equal to or greater than the 280G parachute limit but do not exceed 110% of the 280G parachute limit, then the amount of the parachute payments will instead be reduced so that they are $1 less than the 280G parachute limit.

If our CFO’s employment with us is terminated due to his disability, we will continue to provide him with disability benefits at least equal to those he would otherwise have received for a period of 18 months from the commencement of that disability.

Severance Agreements with Other Named Executive Officers

Richard A. Jones. Effective October 8, 2009, we entered into a severance agreement with Mr. Jones, our Imaging Division President. If his employment is terminated “without cause” or he resigns for “good reason,” he is entitled to receive the Severance Payments and Ancillary Severance Benefits during a Salary Continuation Period that is defined as a period of 9 months, as well as a pro-rated amount of his annual incentive bonus based on his total annual base salary and the portion of the bonus plan year that he worked for us, provided that he complies with the non-compete and non-solicitation provisions of the agreements and executes a general release of all claims against our company. The Ancillary Severance Benefits consist of continued health benefits for himself and his eligible dependents, continued disability and life insurance coverage and other ancillary benefits including reimbursement of outplacement assistance up to $20,000 and certain administrative support relating to his job search. The severance agreement provides that, in accordance with Section 409A of the Code, the executive is not entitled to receive any severance benefits for a period of up to six months after termination, if such a delay is necessary to avoid a prohibited distribution under Section 409A. His severance agreement also requires us to pay him the conditional 280G gross-up payment described above in the event that his parachute payments exceed 110% of the 280G parachute limit. If the parachute payments are equal to or greater than the 280G parachute limit but do not exceed 110% of the 280G parachute limit, then the amount of the parachute payments will instead be reduced so that they are $1 less than the 280G parachute limit. The foregoing severance agreement was in effect for the 2012 fiscal year.

Richard A. Jones and Richard W. Johns. Effective as of February 20, 2013, we entered into a new severance agreement with each of Messrs. Jones and Johns (the “New Severance Agreements”). Under the New Severance Agreements:

•

If the executive’s employment is terminated “without cause” or he resigns for “good reason,” he is entitled to (i) severance pay equal to 18 months of his then-current annual base salary (with the 18-month period referred to as the “Salary Continuation Period”), (ii) a payment equal to 100% of his then-current annual target incentive bonus for each year, or portion thereof, of the Salary Continuation Period; (iii) continued health benefits for himself and his eligible dependents, continued disability and life insurance coverage and other ancillary benefits, including reimbursement of outplacement assistance up to $35,000 and certain administrative support relating to his job search.

•

The severance benefits are conditioned upon the executive’s compliance with the non-compete and non-solicitation provisions of the New Severance Agreement and the execution of a general release of all claims against our company.

•

The New Severance Agreement provides that, in accordance with Section 409A of the Code, the executive is not entitled to receive any severance benefits for a period of up to six months after termination, if such a delay is necessary to avoid a prohibited distribution under Section 409A. It also requires us to pay him the conditional 280G gross-up payment described above in the event that his parachute payments exceed 110% of the 280G parachute limit. If the parachute payments are equal to or greater than the 280G parachute limit but do not exceed 110% of the 280G parachute limit, then the amount of the parachute payments will instead be reduced so that they are $1 less than the 280G parachute limit.

Other Elements of Compensation; Benefits and Perquisites

Medical Insurance. We provide to each named executive officer and the named executive officer’s eligible dependents such health, dental and optical insurance as we may from time to time make available to our other executives of the same level of employment.

Life and Disability Insurance. We provide each named executive officer such disability and/or life insurance as we in our sole discretion may from time to time make available to our other executive employees of the same level of employment.

Automobile Allowance. We provide each named executive officer with an automobile allowance during the term of the named executive officer’s employment with us as we in our sole discretion may from time to time make available to our other executive employees of the same level of employment.

Tax and Accounting Considerations

While the Compensation Committee and our Board generally consider the financial accounting and tax implications of their executive compensation decisions, neither element has been a material consideration in the compensation awarded to our named executive officers historically.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Aaron A. Bendikson, Chairman

Scott A. Bartos

Curtis S. Lane

Edward L. Samek

Summary Compensation Table for 2012

The following table provides compensation information for our principal executive officer, principal financial officer and four other most highly compensated current or former executive officers as of the end of fiscal 2012. We refer to these individuals as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Stock Awards($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)
Larry C. Buckelew Chairman of the Board and Chief Executive Officer(4)	2012	759,231	16,667	(5)	275,000	—	41,667	(5)	1,092,565

Michael J. Shea Chief Operating Officer(4)	2012	269,231	396,098		193,201	244,915	478,153		1,581,598

Howard K. Aihara Executive Vice President and Chief Financial Officer	2012	294,580	—		56,504	314,764	34,619		700,467
	2011	294,580	5,942
	2010	286,000	571,000

Richard W. Johns Executive Vice President, General Counsel and Secretary(4)	2012	285,000	—		193,860	225,247	21,161		725,268

Richard A. Jones President, Imaging Division(4)	2012	285,192	—		211,890	231,923	20,021		749,026
	2011	258,846	—		—	69,165	15,541		343,552

Paul S. Viviano	2012	330,300	23,333	(5)	—	223,304	83,256	(5)	660,193
Former Chairman of the Board and Chief Executive Officer	2011	600,000	—			177,176	19,014		796,190
	2010	600,000	1,855,750			326,219	18,544		2,800,513

(1)	The amounts in this column are the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. Assumptions made in the valuation of awards in the “Stock Awards” and “Option Awards” columns can be found in Note 4 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(2)

Amounts in this column constitute payments made under the 2012 Executive Incentive Plan. The Compensation Committee set the target bonus and performance criteria used to determine whether and to what extent the named executive officers would receive payments under the 2012 Executive Incentive Plan.

See “Compensation Discussion and Analysis—Performance-Based Compensation—Annual Cash Bonus Opportunity” section above for details regarding the 2012 Executive Inventive Plan.

(3)	Amounts in this column include the value shown in the following table of other compensation and perquisites paid to named executive officers whose other compensation and perquisites totaled $10,000 or more in value in 2012. Each item is valued at the actual amount we paid to the provider on behalf of the named executive officer.

Name	Year	Sign-on Bonus ($)	Relocation / Living Expenses ($)	Cash payments in lieu of sick day ($)	401(k) matching contributions ($)	Cash payments in lieu of accrued vacation ($)	Auto Allowance ($)	Commuting Expenses ($)	Life insurance premiums paid by the company ($)	Total ($)
Michael J. Shea	2012	450,800	19,385	—	—	—	5,169	—	2,799	478,153

Howard K. Aihara	2012	—	—	1,133	—	22,660	7,200	2,654	972	34,619

Richard W. Johns	2012	—	13,170	—	—	—	7,366	—	625	21,161

Richard A. Jones	2012	—	—	1,019	—	10,865	7,200	—	937	20,021

Paul S. Viviano	2012	—	—	2,308	—	23,077	4,394	2,410	1,483	33,672

(4)	In 2012, Mr. Buckelew, Mr. Shea, and Mr. Johns became named executive officers.

(5)	This amount includes compensation related to Board of Directors fees earned in 2012.

Grants of Plan-Based Awards for 2012 Fiscal Year

The following table shows grants of plan-based awards in fiscal 2012 to the named executive officers.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($ per share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name (a)	Board Approval Date(1)	Grant Date (1)	Threshold ($)	Target ($)
Larry C. Buckelew	4/28/2012	6/1/2012				100,000	4.85	275,000
Michael J. Shea	4/28/2012		—	425,000
		6/4/2012			120,000	28,320	5.00	481,740
		12/31/2012			8,088	15,000	6.38	107,559
Howard K. Aihara	12/13/2011		—	220,935
		1/3/2012				16,000	6.20	56,504
Richard W. Johns	1/18/2012		—	243,750
		2/1/2012				60,000	5.70	193,860
Richard A. Jones	12/13/2011		—	225,000
		1/3/2012				60,000	6.20	211,890

(1)	Each award of restricted stock fully vests on December 31, 2012, subject to the executive’s continued service through that date.

(2)	Reflects potential awards under our 2012 Executive Incentive Plan. The threshold amount assumes that the executive met the threshold level of performance for each of the performance measures. The 2012 Executive Incentive Plan contained two performance measures that constituted 80% of each executive’s annual bonus opportunity: the “profit after lease” or “Company PAL” component (40%) and each executive’s individual Performance Objectives (40%). The return on capital component constitutes the remaining 20% of the annual bonus opportunity. The target amount assumes that the executive met the target level of performance for each of these performance measures. There is no maximum level of performance under the 2012 Executive Incentive Plan.

(3)	The number of shares or units expressed has been adjusted to account for the 1-for-5 reverse stock split that occurred on December 26, 2012, regardless of the date of grant in relation to the date of the reverse stock split.

(4)	The amounts in this column are the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. Assumptions made in the valuation of awards in the “Stock Awards” column can be found in Note 4 of the Consolidated Financial Statements in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012. The vesting of each award is as described in the outstanding equity awards table found below.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table presents information with respect to outstanding equity awards held by each of the named executive officers as of December 31, 2012:

	Grant Date		Option Awards					Stock Awards
Name			Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Larry C. Buckelew	6/1/12	(1)	50,000			4.85	6/1/22
	6/1/12	(1)		50,000		4.85	6/1/22

Michael J. Shea	6/4/12	(2)		120,000		5.00	6/4/22
	6/4/12							28,320	(5)	180,682
	12/31/12	(2)		15,000		6.38	12/31/22
	12/31/12							8,088	(5)	51,601

Howard K. Aihara	1/15/03		4,000			25.95	1/15/13
	1/5/04		2,000			18.35	1/5/14
	1/3/05		4,000			61.75	1/3/15
	12/1/05		30,000			27.80	12/1/15
	1/3/12	(2)		16,000		6.20	1/3/22

Richard W. Johns	1/31/12	(2)		60,000		5.70	1/31/22

Richard A. Jones	1/15/03		1,000			25.95	1/15/13
	1/5/04		1,500			18.35	1/5/14
	1/3/05		1,600			61.75	1/3/15
	2/3/06		7,000			20.95	2/3/16
	1/3/12	(2)		60,000		6.20	1/3/22

(1)	50,000 options vested on December 1, 2012, and the remaining 50,000 options will vest on June 1, 2013, provided that Mr. Buckelew remains continuously employed through June 1, 2013.

(2)	One third of the options will vest on each of the first three anniversary dates of the option grant, provided that the employee remains continuously employed through each of the respective vesting dates.

(3)	All options listed above granted prior to 2012 have fully vested.

(4)	The dollar values of these awards are calculated by multiplying the number of shares or units by $6.38 share, the last reported sales price of our Common Stock on December 31, 2012, the last trading day of 2012.

(5)	These amounts represent restricted stock awards granted during 2012 that vest ratably on each grant date anniversary over the next three years, provided that the employee remains continuously employed through each of the respective vesting dates.

Potential Payments upon Termination or Change of Control

The table below sets forth the estimated value of certain compensation that would have become payable under existing plans and contractual arrangements assuming (a) a termination of employment without “cause,” or (b) a change of control and termination of employment without “cause” occurred on December 31, 2012, based upon the closing price of Alliance’s Common Stock on December 30, 2012 ($6.38), the last trading day of 2012 and the named executive officers’ compensation and service levels as of such date. Please see the section entitled “Compensation Discussion and Analysis—Employment Agreements, Offer Letters and Severance Agreements” above for a description of the terms and provisions of contractual arrangements related to our named executive officers. We report amounts in the table below without any reduction for possible delay in the commencement or timing of payments.

For all named executive officers, under the 1999 Equity Plan and the agreements evidencing awards granted under the 1999 Equity Plan, the vesting of stock options fully accelerates upon a change of control (as defined in the form option agreement) and the vesting of restricted stock awards accelerates pro rata upon a change of control (as defined in the 1999 Equity Plan) at a rate of one-third of the award for each year lapsed since the award date.

	Before Change of Control Termination w/o Cause or for Good Reason ($)	After Change of Control Termination w/o Cause or for Good Reason ($)	Death ($)	Disability ($)	Termination for Cause or Resignation without Good Reason ($)	Change of Control (without Termination of Employment) ($)
Larry C. Buckelew
Accrued Benefits(1)	$64,699	$64,699	$64,699	$64,699	$—	$—
Vesting of Stock Options(2)	—	93,167	—	—	—	93,167
Total	$64,699	$157,866	$64,699	$64,699	$—	$76,500

Howard K. Aihara
Salary Continuation Payments(3)	$441,870	$441,870	$—	$—	$—	$—
Bonus Payments(4)	331,403	331,403	—	—	—	—
Accrued Benefits(1)	378,824	378,824	343,840	378,824	—	—
Outplacement Services(5)	35,000	35,000	—	—	—	—
Vesting of Stock Options(2)	—	2,880	—	—	—	2,880
Total	$1,187,097	$1,189,977	$343,840	$378,824	$—	$2,880

Michael J. Shea
Salary Continuation Payments(6)	$750,000	$1,000,000	$—	$—	$—	$—
Bonus Payments(7)	637,500	850,000	—	—	—	—
Accrued Benefits(1)	292,340	324,020	260,660	292,340	—	—
Outplacement Services(5)	35,000	35,000	—	—	—	—
Vesting of Stock Options(2)	—	165,600	—	—	—	165,600
Total	$1,714,840	$2,374,620	$260,660	$292,340	$—	$165,600

Richard A. Jones
Salary Continuation Payments(8)	$225,000	$225,000	$—	$—	$—	$—
Bonus Payments(9)	225,000	225,000	—	—	—	—
Accrued Benefits(1)	294,515	294,515	270,843	294,515	—	—
Outplacement Services(5)	20,000	20,000	—	—	—	—
Vesting of Stock Options(2)	—	10,800	—	—	—	10,800
Total	$764,515	$775,315	$270,843	$294,515	$—	$10,800

Richard W. Johns
Accrued Benefits(1)	$249,225	$249,225	$249,225	$249,225	$—	$—
Outplacement Services(5)	20,000	20,000	—	—	—	—
Vesting of Stock Options(2)	—	40,800	—	—	—	40,800
Total	$269,225	$310,025	$249,225	$249,225	$—	$40,800

(1)

These amounts are equal to the sum of any accrued obligations not previously paid through the date of termination, including (a) the executive’s base salary, (b) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation earned by the executive under the terms and conditions of the applicable bonus plan, incentive compensation plan and/or deferred compensation plan, (c) any vacation pay, expense reimbursements and other cash entitlements accrued by the executive and (d) and continued benefits to the executive and/or the executive’s dependents at least equal to those that would have been provided to them in accordance with the insurance and benefits plans, programs and arrangements (as defined in the agreements), except in the case of death, for a period equal to 18 months for Mr. Aihara, 18 months for Mr. Shea (except in the event of a Change of Control, which entitles Mr. Shea to 24 months), and 9 months for Mr. Jones. As of December 31, 2012, Mr. Buckelew and Mr. Johns were not entitled to those benefits named under part (d) this paragraph.

(2)	These amounts represent (a) the value of the unvested and accelerated stock options outstanding at December 31, 2012, calculated assuming that the market price per share of Alliance’s Common Stock on the date of termination of employment was equal to the closing price of Alliance’s Common Stock on December 31, 2012 ($6.38) and are based upon the difference between $6.38 and the exercise price of the options held by the Named Executive Officer; and (b) the value of the unvested and accelerated restricted stock awards outstanding at December 31, 2012, calculated by assuming that the market price per share of our Common Stock on the date of termination of employment was equal to the closing price of our Common Stock on December 31, 2012 ($6.38).

(3)	Equal to 18 months of the executive’s annual base salary as in effect as of December 31, 2012. To remain eligible for bonus payments, the executive must not breach a non-competition and non-solicitation agreement.

(4)	Equal to 18 months of the executive’s target cash bonus for the calendar year completed December 31, 2012. To remain eligible for bonus payments, the executive must not breach a non-competition and non-solicitation agreement.

(5)	These amounts are equal to a fair market value of outplacement services that would be required for the named executive officer.

(6)	Equal to 18 months of the executive’s annual base salary upon termination without cause, or 24 months of the executive’s annual base salary upon termination without cause due to a change of control, as in effect as of December 31, 2012. To remain eligible for salary continuation payments, the executive must not breach a non-competition and non-solicitation agreement.

(7)	Equal to 150% of the executive’s annual base salary upon termination without cause, or 200% of the executive’s annual base salary upon termination without cause due to a change of control, as in effect as of December 31, 2012. To remain eligible for bonus payments, the executive must not breach a non-competition and non-solicitation agreement.

(8)	Equal to 9 months of the executive’s annual base salary as in effect as of December 31, 2012. To remain eligible for salary continuation payments, the executive must not breach a non-competition and non-solicitation agreement.

(9)	Equal to 75% of the executive’s annual base salary as in effect as of December 31, 2012. To remain eligible for bonus payments, the executive must not breach a non-competition and non-solicitation agreement.

401(k) Plan

We established a tax deferred 401(k) savings plan in January 1990. Effective January 1, 2001, the 401(k) plan was amended and restated in its entirety. Currently, all employees who are over 21 years of age are eligible to participate after attaining three months of service. Employees may contribute between 1% and 25% of their annual compensation. In 2009, we matched 50 cents for every dollar of employee contributions up to 5% of their compensation, subject to statutory limitations. The rates of pre-tax and matching contributions may be reduced with respect to highly compensated employees, as defined in the Code so that the 401(k) plan will comply with Sections 401(k) and 401(m) of the Code. Pre-tax and matching contributions are allocated to each employee’s individual account, which are invested in selected fixed income or stock managed accounts according to the directions of the employee. An employee’s pre-tax contributions are fully vested and nonforfeitable at all times. In 2010 we suspended matching contributions. We have not yet determined if or when we will re-commence our matching contributions.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	3,652,025	(1)	$6.43	2,818,803	(1)
Equity compensation plans not approved by security holders	—		—	—
Total	3,652,025		$6.43	2,818,803

(1)	Consists solely of awards granted under our 1999 Equity Plan.

1999 Equity Plan

All of our outstanding employee stock options and other equity awards were granted under our Amended and Restated 1999 Equity Plan for Employees of Alliance Imaging, Inc. and Subsidiaries originally dated November 2, 1999, which we refer to as the 1999 Equity Plan. The 1999 Equity Plan is designed to promote our interests by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in us as an incentive for them to remain in our service.

Types of Award. The 1999 Equity Plan provides for the grant of non-qualified options, restricted stock, restricted stock unit, stock bonus and performance-based awards to employees, consultants or other persons with a unique relationship to us or our subsidiaries.

Options Available and Outstanding. A total of 2,205,000 shares were reserved for issuance under the 1999 Equity Plan as of December 31, 2012, of which 767,496 were subject to outstanding options as of such date. As of December 31, 2012, an additional 104,544 shares were subject to outstanding restricted stock awards.

Administration. The Compensation Committee administers the 1999 Equity Plan. The Compensation Committee has authority to select the employees, consultants or others to whom options will be granted under the plan, the number of shares to be subject to those options, and the terms and conditions of the options. In addition, the Compensation Committee has the authority to construe and interpret the 1999 Equity Plan and to adopt rules for the administration, interpretation and application of the 1999 Equity Plan that are consistent with its terms. Awards granted under the 1999 Equity Plan become vested and exercisable as determined by the Compensation Committee at the time of the grant, at a price determined by the committee.

Stockholders’ Agreement. Certain initial option grants made under our 1999 Equity Plan, together with the underlying shares, are subject to the terms and conditions of stockholders’ agreements entered into by grant recipients. The stockholders’ agreements provide that except for limited exceptions, the option holder may not transfer, sell or otherwise dispose of any shares acquired upon exercise of initial option grants prior to the fifth anniversary of the grant date. In December 2007, the Compensation Committee approved a change in the structure of our option agreements which provided that option grants awarded after the date of the change will not be subject to a stockholders’ agreement. This change did not affect the initial option grants to our named executive officers, which remain subject to the stockholders’ agreements.

Amendment. The 1999 Equity Plan may be amended or modified by the Compensation Committee, and may be terminated by our Board. The plan as amended and restated by the Board shall automatically terminate on December 13, 2017, subject to earlier termination by the Board.

Exercise of Options. Options granted under the 1999 Equity Plan may be exercised in cash or, at the discretion of the Compensation Committee, through the delivery of previously owned shares, through the surrender of shares that would otherwise be issuable upon exercise of the option, or any combination of the foregoing.

Change of Control. Under the 1999 Equity Plan, the Compensation Committee may, in its sole discretion, provide that awards granted under the plan cannot be exercised after a change of control, in which case they will become fully vested and exercisable before the completion of the change of control. The committee may also provide that awards remaining exercisable after the change of control may only be exercised for the consideration received by stockholders in the change of control, or its cash equivalent. A change of control is defined in the 1999 Equity Plan as the:

•	merger or consolidation of our corporation into another corporation;

•	exchange of all or substantially all of our assets for the securities of another corporation;

•	acquisition by another corporation of 80% or more of our then outstanding shares of voting stock; or

•

recapitalization, reclassification, liquidation or dissolution of our corporation, or other adjustment or event which results in shares of our Common Stock being exchanged for or converted into cash, securities or other property.

As described under “Compensation Discussion and Analysis—Performance-Based Compensation—Discretionary Long-Term Equity Incentive Awards” above, stock options under our 1999 Equity Plan are subject to single trigger acceleration following a change of control (as defined in the agreement), pursuant to the terms of the option agreement under the plan. Restricted stock awards under our 1999 Equity Plan are subject to pro rata acceleration following a change of control (as defined in the plan) at a rate of one-third of the award for each year lapsed since the award date. Stock bonus awards under our 1999 Equity Plan are generally subject to pro rata acceleration following a change of control (as defined in the plan) at a rate of 1/36th for each month lapsed since the award date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Buckelew served as a member of the Compensation Committee of the Board until his appointment as Chairman of the Board and Interim Chief Executive Officer effective June 1, 2012, at which point he resigned from the Compensation Committee. Other than Mr. Buckelew, no members of the Compensation Committee during 2012 or currently were or are officers or employees or former officers or employees of ours or any of our subsidiaries, or had any relationship otherwise requiring disclosure.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

All relationships and transactions in which we are a participant and involving our directors, executive officers, nominees for directors, stockholders beneficially owning more than 5% of our outstanding shares or any of their respective immediate family members are participants are reviewed by an independent body of the Board, such as the independent and disinterested members of the Board. As set forth in the Audit Committee charter, the members of the Audit Committee, all of whom are independent directors, also discuss with management and the independent auditor any related person transactions brought to the Audit Committee’s attention that could reasonably be expected to have a material impact on our financial statements.

In the course of their review and approval or ratification of a disclosable related person transaction, the independent and disinterested members of the Board may consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

•	any other matters the Audit Committee or such independent and disinterested members of the Board deem appropriate.

Related Person Transactions

We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. We intend to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates, are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

We formed a special committee of independent and disinterested directors to consider various matters in connection with the sale of shares by Viewer Holdings LLC (an entity managed by an affiliate of KKR) of 49% of our outstanding shares of Common Stock in April 2007 to Oaktree, MTS and their affiliates, or the purchasers. In connection with their share purchase, the purchasers negotiated a Governance and Standstill Agreement with the special committee. For so long as the purchasers beneficially own an aggregate of at least 35% of our outstanding shares of Common Stock, they shall have the right to designate three persons to our Board. If the purchasers beneficially own less than 35% but at least 25% of our outstanding Common Stock, they shall have the right to designate two persons to our Board. If the purchasers beneficially own less than 25% but at least 15%, they shall have the right to designate only one person to our Board. Viewer Holdings also assigned to the purchasers registration rights under its registration rights agreement with us.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

During fiscal 2012, the Audit Committee of the Board consisted of not less than two non-employee directors who met the independence requirements of the New York Stock Exchange listing standards. The Audit Committee operates under a written charter, approved and adopted by the Board, a copy of which is available at: http://investors.alliancehealthcareservices-us.com/phoenix.zhtml?c=129994&p=irol-govhighlights.

What are the responsibilities of management, the independent auditors and the Audit Committee?

The purpose of the Audit Committee, which is solely responsible for appointing our independent registered public accounting firm, subject to stockholder ratification, is to assist the Board with its oversight responsibilities regarding:

•	the integrity of our financial statements and internal controls;

•	our compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of our internal audit function and independent registered public accounting firm.

The Audit Committee’s responsibilities are limited to oversight.

Alliance’s management is responsible for the preparation, presentation and integrity of our financial statements as well as our financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. Alliance’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an audit of our annual financial statements, expressing an opinion as to the conformity of such annual financial statements with accounting principles generally accepted in the United States, expressing an opinion on the effectiveness of Alliance’s internal control over financial reporting and reviewing our interim financial information.

How does the Audit Committee carry out its responsibilities?

•	The Audit Committee convened seven times during fiscal 2012 to discuss the interim and annual financial statements and Alliance’s internal controls on the financial reporting process.

•

The Audit Committee reviewed our audited financial statements for the fiscal year ended December 31, 2012 and met with both management and our independent registered public accounting firm, Deloitte & Touche LLP, to discuss those financial statements. Management and Deloitte & Touche LLP have represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles in all material respects.

•

The Audit Committee has received from and discussed with Deloitte & Touche LLP its written disclosure and communication regarding its independence from Alliance as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

•

The Audit Committee has also reviewed and considered whether the provision of other non-audit services by Deloitte & Touche LLP is compatible with maintaining the independent registered public accounting firm’s independence.

•

The Audit Committee has also discussed with Deloitte & Touche LLP any matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in Alliance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 to be filed with the SEC.

THE AUDIT COMMITTEE

Neil F. Dimick, Chairman

Scott A. Bartos

Edward L. Samek

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Principal Accounting Firm Fees

Aggregate fees billed to us for the fiscal years ended December 31, 2012 and 2011 by our independent registered public accounting firm, Deloitte & Touche LLP, were:

	Fiscal Year Ended
	2012	2011
Audit fees(a)	$688,540	$846,000
Audit-related fees(b)	39,325	0

Total audit and audit-related fees	727,865	846,000
Tax fees	0	0
All other fees(c)	5,000	5,000

Total fees	$732,865	$851,000

(a)	Includes fees for the audit of our annual consolidated financial statements and the annual audit of our internal control over financial reporting, annual audits of the financial statements of our joint ventures, review of our financial statements included in our quarterly reports on Form 10-Q and services associated with securities filings such as comfort letters, consents and assistance with review of documents filed with the SEC.

(b)	Includes fees related to accounting consultations for non-recurring transactions.

(c)	Includes fees for other permitted non-audit services such as project management consultation and accounting research tool subscriptions.

All audit and non-audit services performed by our independent registered public accounting firm must be specifically pre-approved by our Audit Committee. Consistent with this policy, in 2012 and 2011 all audit and non-audit services performed by Deloitte & Touche LLP were pre-approved by our Audit Committee.

A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting. He or she will have the opportunity to speak at the meeting and respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on a review of copies of such forms received with respect to fiscal year 2012 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of our common stock have complied with the reporting requirements of Section 16(a), except that, due to an administrative oversight, in April 2013, a late Form 3 was filed to report Deborah Rodriguez’ initial ownership of our securities filed and a late Form 4 was filed to report a grant of 5,000 options to Ms. Rodriguez in December 2012.

FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us, including actions with respect to pay risk and risk oversight. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012 and in our subsequent quarterly reports on Form  10-Q and current reports on Form 8-K.

AVAILABILITY OF CERTAIN DOCUMENTS

We will mail without charge to any stockholder upon written request a copy of Alliance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including the financial statements, schedules and a list of exhibits. We will also mail without charge upon written request copies of our Corporate Governance Guidelines and the charters of our standing Board committees.

Our Code of Ethics for the CEO and Senior Financial Officers governing our directors, officers and employees is posted on our website, which is located at http://investors.alliancehealthcareservices-us.com/phoenix.zhtml?c=129994&p=irol-govhighlights (and is available in print, upon request), and we will also post on our website any amendment to the Code of Ethics for the CEO and Senior Financial Officers and any waiver applicable to our senior financial officers, as defined in the Code, and our executive officers or directors.

Requests for the above documents should be sent to our Secretary at Alliance HealthCare Services, Inc., 100 Bayview Circle, Suite 400, Newport Beach, California 92660.

By Order of the Board of Directors,

Richard W. Johns Executive Vice President, General Counsel and Secretary

Newport Beach, California

April 18, 2013

ALLIANCE HEALTHCARE SERVICES, INC. ANNUAL MEETING OF STOCKHOLDERS To Be Held May 28, 2013 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholders of Alliance HealthCare Services, Inc. (the “Company”) hereby nominate, constitute and appoint Richard W. Johns and Howard K. Aihara, or either one of them, each with full power of substitution, as the lawful attorneys, agents and proxies of the undersigned, for the Annual Meeting of Stockholders of the Company (the “Annual Meeting “) to be held at the Company’s headquarters at 100 Bayview Circle, Suite 400, Newport Beach, CA 92660 on May 28, 2013 at 9:00 a.m., Pacific time, and at any and all adjournments thereof, to represent the undersigned and to cast all votes to which the undersigned would be entitled to cast if personally present, as follows: PLEASE SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE PROVIDED. (Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF ALLIANCE HEALTHCARE SERVICES, INC. May 28, 2013 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD MAY 28, 2013: The Notice of Meeting, proxy statement and form proxy card are available at www.AllianceHealthCareServicesAnnualMeetingMaterials.com or http://phx.corporate-ir.net/phoenix.zhtml?c=129994&p=proxy Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20300000000000000000 5 052813 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR “ THE NOMINEES IN ITEM 1. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. Election of Directors: Class III term will expire in 2016 NOMINEES: FOR ALL NOMINEES O Scott A. Bartos O Aaron A. Bendikson O Edward L. Samek WITHHOLD FOR ALL NOMINEES AUTHORITY (See FOR ALL instructions EXCEPT below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT “ and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. 2. OTHER BUSINESS. To act upon any other matter properly brought before the Annual Meeting or any adjournments or postponements of the Annual Meeting. The Board of Directors at present knows of no other business to be presented by or on behalf of the Company or the Board of Directors at the Annual Meeting. This proxy when properly executed will be voted as directed or, if no direction is given, will be voted “FOR “ the nominees in Item 1. In their discretion, the proxies named on the front of this card are authorized to vote upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof, and for the election of a person to serve as director if any of the nominees above is unable to serve. The undersigned hereby ratifies and confirms all that said attorneys and Proxy Holders, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Annual Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement accompanying said notice.

ANNUAL MEETING OF STOCKHOLDERS OF ALLIANCE HEALTHCARE SERVICES, INC. May 28, 2013 PROXY VOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com “ and follow the on-screen instructions. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. COMPANY NUMBER MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending ACCOUNT NUMBER the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD MAY 28, 2013: The Notice of Meeting, proxy statement and form proxy card are available at www.AllianceHealthCareServicesAnnualMeetingMaterials.com or http://phx.corporate-ir.net/phoenix.zhtml?c=129994&p=proxy Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20300000000000000000 5 052813 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR “ THE NOMINEES IN ITEM 1. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. Election of Directors: Class III term will expire in 2016 NOMINEES: FOR ALL NOMINEES O Scott A. Bartos O Aaron A. Bendikson WITHHOLD AUTHORITY O Edward L. Samek FOR ALL NOMINEES FOR (See ALL instructions EXCEPT below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT “ and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 2. OTHER BUSINESS. To act upon any other matter properly brought before the Annual Meeting or any adjournments or postponements of the Annual Meeting. The Board of Directors at present knows of no other business to be presented by or on behalf of the Company or the Board of Directors at the Annual Meeting. This proxy when properly executed will be voted as directed or, if no direction is given, will be voted “FOR “ the nominees in Item 1. In their discretion, the proxies named on the front of this card are authorized to vote upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof, and for the election of a person to serve as director if any of the nominees above is unable to serve. The undersigned hereby ratifies and confirms all that said attorneys and Proxy Holders, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Annual Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement accompanying said notice. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice of Availability of Proxy Materials for the Shareholder Meeting of ALLIANCE HEALTHCARE SERVICES, INC. To Be Held On: May 28, 2013 Company’s headquarters at 100 Bayview Circle, Suite 400, Newport Beach, CA 92660 COMPANY NUMBER ACCOUNT NUMBER 8 CONTROL NUMBER This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before 5/17/13. Please visit www.AllianceHealthCareServicesAnnualMeetingMaterials.com or http://phx.corporate-ir.net/phoenix.zhtml?c=129994&p=proxy, where the following materials are available for view: Notice of Annual Meeting of Stockholders Proxy Statement Form of Electronic Proxy Card Annual Report on Form 10-K TO REQUEST MATERIAL: TELEPHONE: 888-Proxy-NA (888-776-9962) 718-921-8562 (for international callers) E-MAIL: info@amstock.com WEBSITE: http://www.amstock.com/proxyservices/requestmaterials.asp TO VOTE: ONLINE: To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date. IN PERSON: You may vote your shares in person by attending the Annual Meeting. TELEPHONE: To vote by telephone, please visit https://secure.amstock.com/voteproxy/login2.asp to view the materials and to obtain the toll free number to call. MAIL: You may request a card by following the instructions above. 1. Election of Directors: Class III term will expire in 2016 NOMINEES: Scott A. Bartos Aaron A. Bendikson Edward L. Samek #13 Please note that you cannot use this notice to vote by mail. 2. OTHER BUSINESS. To act upon any other matter properly brought before the Annual Meeting or any adjournments or postponements of the Annual Meeting. The Board of Directors at present knows of no other business to be presented by or on behalf of the Company or the Board of Directors at the Annual Meeting. The Board of Directors recommends a vote “FOR “ for each of the 3 nominees for director.